UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

GenVec, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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65 West Watkins Mill Road Gaithersburg, MD 20878 ph: 240-632-0740 fx: 240-632-0735 www.genvec.com

April 29, 2010

Dear GenVec Stockholder:

We are pleased to enclose your Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders of GenVec, Inc. (the “Company”) to be held on Wednesday, June 16, 2010 at 9:00 a.m. (EDT) at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878.

The Board of Directors hopes you will be able to attend this stockholders’ meeting. We look forward to meeting each of you and discussing with you the significant events that have occurred during the last year as well as our current prospects.

In order to assure that a quorum is present at the meeting, we encourage you to sign and mail the enclosed proxy card as soon as possible, even though you may plan to attend in person. You will find a proxy card in this package that will enable you to vote by proxy. We also encourage you to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the meeting. You may revoke the proxy granted in the proxy card at any time prior to its being voted by filing with the Secretary of the Company either an instrument of revocation or a duly executed proxy card bearing a later date. If you attend the meeting, you may elect to revoke the proxy and vote your shares in person.

Very truly yours, /s/ Paul H. Fischer, Ph.D. Paul H. Fischer, Ph.D. President and Chief Executive Officer

GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878
(240) 632-0740

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, JUNE 16, 2010

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders of GenVec, Inc. (the “Company”) will be held on Wednesday, June 16, 2010 at 9:00 a.m. (EDT) at the Company’s executive offices at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 (the “Annual Meeting”). The Annual Meeting is called for the following purposes:

•	To elect two directors to the Company’s Board of Directors, each to serve for a term of three years or until a successor has been qualified and elected;
•	To authorize the Board, in its discretion, to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its issued and outstanding common stock at a ratio of (i) one-for-two; (ii) one-for-three; (iii) one-for-four; (iv) one-for-five; (v) one-for-six; or (vi) one-for-seven at any time prior to the Company’s 2011 Annual Meeting of Stockholders, without further approval or authorization of the Company’s stockholders;
•	To approve an increase to the number of shares of common stock available for issuance under the Company’s 2002 Stock Incentive Plan by 5,120,000, from 11,580,000 to 16,700,000;
•	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010; and
•	To act upon any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Persons to whom stockholders grant proxies will have the power to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors of the Company set April 21, 2010 as the Record Date for the Annual Meeting. This means that only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the meeting. A list of stockholders as of the Record Date will be available for inspection by stockholders at the meeting and at the Company’s corporate headquarters during business hours for a period of ten days prior to the Annual Meeting.

Your attention is directed to the attached Proxy Statement.

By Order of the Board of Directors /s/ Douglas J. Swirsky Douglas J. Swirsky Corporate Secretary Gaithersburg, Maryland

April 29, 2010

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ARE A STOCKHOLDER OF RECORD AND FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING

We are furnishing this Proxy Statement to stockholders of GenVec, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 on Wednesday, June 16, 2010 at 9:00 a.m. (EDT) and for any adjournments or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying form of proxy are first being released for mailing to the stockholders on or about May 5, 2010.

At the Annual Meeting, stockholders will be asked to (i) elect two directors to the Company’s Board of Directors, each to serve a three-year term or until a successor is qualified and elected, (ii) authorize the Board, in its discretion, to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its issued and outstanding common stock at a ratio of (a) one-for-two, (b) one-for-three, (c) one-for-four, (d) one-for-five, (e) one-for-six or (f) one-for seven at any time prior to the Company’s 2011 Annual Meeting of Stockholders, without further approval or authorization of the Company’s stockholders, (iii) approve an increase to the number of shares of common stock available for issuance under the Company’s 2002 Stock Incentive Plan by 5,120,000, from 11,580,000 to 16,700,000; (iv) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010, and (v) transact such other business as may properly come before the meeting or at any adjournments or postponements of the meeting.

Your vote is important. Accordingly, we urge you to complete, sign, date, and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given.

MEETING INFORMATION

Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholder Meeting to Be Held on Wednesday, June 16, 2010

Our Annual Report to Stockholders and this Proxy Statement are available at http://genvec.investorroom.com

Date, Time, and Place

The Annual Meeting will be held on Wednesday, June 16, 2010, at 9:00 a.m. (EDT), at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878.

Record Date, Voting Rights, and Quorum

Only stockholders of record of shares of the Company’s common stock at the close of business on April 21, 2010 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting on all matters. A list of stockholders as of the Record Date will be available for inspection by stockholders at the meeting and at the Company’s corporate headquarters during business hours for a period of ten days prior to the Annual Meeting.

Each share of the Company’s common stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. At the close of business on the Record Date, the Company had 128,905,455 shares of common stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting are considered present and count toward the quorum. Shares represented by “broker non-votes,” as described below, will be counted in determining whether there is a quorum present. If there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Under rules applicable to brokers and dealers in securities, brokers holding shares of record for customers may not vote on certain matters unless they receive voting instructions from their customers, including the election of directors. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified the Company on a proxy form in accordance with industry practice or have otherwise advised the Company that they lack voting authority.

Directors are elected by a plurality and the two nominees who receive the most votes will be elected. Withheld votes, abstentions, and broker non-votes will have no effect on the outcome of the election.

The grant of authority to our Board to amend the Amended and Restated Certificate of Incorporation to effect a reverse stock split requires the affirmative vote of a majority of all outstanding shares of capital stock entitled to vote on the matter. Abstentions and broker non-votes with respect to the amendment are considered shares entitled to vote on the matter and will have the effect of a vote against the matter.

With respect to the approval of the amendment to our 2002 Stock Incentive Plan and the ratification of our independent registered public accounting firm, the approval of a majority of the shares present in person or by proxy at the meeting is required. Abstentions and broker non-votes will have the effect of a vote against this proposal.

We know of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders’ discretionary authority (other than with respect to broker non-votes) to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by the inspector of elections designated by the Board of Directors.

Voting and Revocation of Proxies

All outstanding shares of the Company’s common stock represented by valid and unrevoked proxies received in time for the Annual Meeting will be voted. A stockholder may, with respect to the election of directors, (i) vote for the election of all of the named director nominees, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of one or more director nominees and withhold authority to vote for one or more nominee directors. A stockholder may, with respect to each other matter specified in the notice of the meeting, (i) vote “FOR” the matter, (ii) vote “AGAINST” the matter or (iii) “ABSTAIN” from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given on a validly signed and returned proxy (other than with respect of broker non-votes), the shares will be voted “FOR” the election for the named director nominees, “FOR” the grant of authority to the Board of Directors to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split, “FOR” the amendment to the Company’s 2002 Stock Incentive Plan, and “FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm.

Any proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Corporate Secretary of the Company or by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership in order to vote personally at the Annual Meeting.

Expenses and Solicitation of Proxies

The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation of proxies by mail, we, through our agents, directors, officers, and regular employees, may also solicit proxies personally, by telephone or by the Internet. We also will request persons, firms, and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. We have engaged The Altman Group to assist us with the solicitation of proxies, and we expect to pay The Altman Group $5,500 for their services plus out-of-pocket expenses incurred during the course of their work.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that the number of members of the Board of Directors shall be fixed and determined from time to time by resolution of the Board of Directors. Our Board of Directors currently consists of seven persons divided into three classes, as equal in number as reasonably possible, with terms currently expiring at the upcoming Annual Meeting of Stockholders and the Annual Meetings of Stockholders to be held in 2011 and 2012. At this Annual Meeting, two directors will be elected by the stockholders to serve a three-year term or until their successors are elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Zola P. Horovitz, Ph.D. and William N. Kelley, M.D. each of whom are incumbent directors, for reelection as directors. It is intended that the accompanying proxy will be voted for the election as directors of the nominees, unless the proxy contains contrary instructions or in the case of broker non-votes. We have no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, if any of the nominees should become unable or unwilling to serve as a director, the persons named as proxies will vote for the election of such person or persons as shall be designated by the Board.

Nominee’s Name and Year First Became a Director	Position(s) with Company
Zola P. Horovitz, Ph.D. – 2003	Director
William N. Kelley, M.D. – 2002	Director

The following table sets forth the continuing directors, the year each such continuing director first became a director, the positions with the Company currently held by each continuing director, and the year each continuing director’s current term will expire.

Director’s Name and Year First Became a Director	Position(s) with Company	Year Current Term will Expire
Paul H. Fischer, Ph.D. – 1996	President, Chief Executive Officer and Director	2012
Joshua Ruch – 2003	Director	2011
Marc R. Schneebaum – 2007	Director	2011
Kevin M. Rooney – 2008	Director	2011
Wayne T. Hockmeyer, Ph.D. – 2000	Director	2012

Vote Required for Approval

The nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting shall be elected as directors.

Recommendation

The Board unanimously recommends a vote “FOR” the election of the nominees listed above.

PROPOSAL 2

TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF ITS OUTSTANDING COMMON STOCK AT A RATIO OF (I) ONE-FOR-TWO, (II) ONE-FOR-THREE, (III) ONE-FOR-FOUR, (IV) ONE-FOR-FIVE, (V) ONE-FOR-SIX, OR (VI) ONE-FOR-SEVEN, AT ANY TIME PRIOR TO THE COMPANY’S 2011 ANNUAL MEETING OF STOCKHOLDERS, WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF THE COMPANY’S STOCKHOLDERS

General

We are asking our stockholders to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation in the form set forth in Annex A to this Proxy Statement (the “Reverse Split Amendment”) providing for a reverse stock split of the Company’s outstanding common stock (the “reverse stock split” or “reverse split”), which the Board of Directors, in its discretion, would be authorized to implement at any time prior to the Company’s 2011 Annual Meeting of Stockholders, without further approval or authorization of the Company’s stockholders, in one of the following six reverse stock split ratios (each an “Approved Option” and collectively, the “Approved Options”): (i) one-for-two; (ii) one-for-three; (iii) one-for-four; (iv) one-for-five; (v) one-for-six; or (vi) one-for-seven.

On April 6, 2010, the Board of Directors adopted resolutions declaring advisable and approving the Amendment providing for a reverse stock split pursuant to each of the Approved Options, subject to stockholder approval, and authorizing any other action that the Board of Directors may deem necessary to implement the reverse stock split, without further approval or authorization of stockholders, at any time prior to the Company’s 2011 Annual Meeting of Stockholders. Approval of Proposal No. 2 requires the affirmative vote of the holders of shares of common stock representing a majority of the votes of all of the shares outstanding as of the record date and entitled to vote on the proposal.

A vote “FOR” Proposal No. 2 will constitute your approval of the Reverse Split Amendment and the authorization of the Board of Directors, in its discretion, to effect a reverse stock split at each of the Approved Options. If stockholders approve Proposal No. 2, the Board of Directors will have the authority, but not the obligation, to effect the reverse stock split at any time prior to the Company’s 2011 Annual Meeting of Stockholders, without further approval or authorization of stockholders. If the Board of Directors elects to effect a reverse stock split pursuant to one of the Approved Options, the Board of Directors will be deemed to have abandoned its authorization related to the other Approved Options.

If Proposal No. 2 is approved by stockholders, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that implementing a reverse stock split is in the best interests of the Company and its stockholders. The determination as to whether the reverse stock split will be effected and, if so, pursuant to which Approved Option, will be based upon those market or business factors deemed relevant by the Board of Directors at that time, including:

•	existing and expected marketability and liquidity of the Company’s common stock;
•	prevailing stock market conditions;
•	business developments affecting the Company;
•	actual or forecasted results of operations; and
•	the likely effect on the market price of the Company’s common stock.

If the Board of Directors determines to implement the reverse stock split, the Company intends to issue a press release announcing the terms and effective date of the reverse stock split before it files the Reverse Split Amendment with the Secretary of State of the State of Delaware. If the Board determines not to implement a reverse stock split prior to the Company’s 2011 Annual Meeting of Stockholders, the Board authorization granted by stockholders pursuant to this Proposal No. 2 would be deemed abandoned and without any further effect.

Purpose of the Reverse Stock Split

The Board of Director’s primary objective in proposing the reverse stock split is to raise the per share trading price of the common stock. In particular, this will help the Company to maintain compliance with the NASDAQ Global Market listing requirements. The NASDAQ Global Market listing standards generally require a per share bid price in excess of $1.00. We believe that approval of this proposal would provide the Board with the ability to meet the continued listing standard related to bid price in the future to the extent that our common stock price would not otherwise meet that standard. The Board of Directors believes that the liquidity and marketability of the common stock will be adversely affected if it is not quoted on a national securities exchange, as in such event, investors can find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company’s common stock. The Board of Directors believes that current and prospective investors will view an investment in the Company more favorably if the common stock remains listed on the NASDAQ. It is also believed that increasing the market price of the Company’s common stock will make it more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the reverse stock split is in the Company’s and the stockholders’ best interests.

We believe, as briefly noted above, that effecting the reverse stock split may improve the perception of the Company’s common stock as an investment and enable the Company to appeal to a broader range of investors. The Company believes that a number of institutional investors are unwilling to invest, and in some cases, have internal policies prohibiting them from investing, in lower priced stocks. The Company also believes that many brokerage firms are reluctant to recommend lower priced stocks to their clients. Because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Company’s common stock can result in stockholders paying transaction costs that are a higher percentage of their total share value than would be the case if the Company’s common stock were priced substantially higher. This may limit the willingness of investors to purchase the Company’s common stock. By effecting a reverse stock split, the Company believes it may be able to raise the trading price of its common stock to a level at which its common stock could be viewed more favorably by potential investors. If the reverse stock split results in an increased trading price and increased investor interest, the Board of Directors believes that stockholders may benefit from improved trading liquidity of the Company’s common stock.

If approved by stockholders, the Board will consider those market or business factors that it deems relevant in determining whether, when and at which Approved Option to implement a reverse stock split. These factors, including the stock market conditions and the trading price of the Company’s common stock, are dynamic and subject to fluctuation. Given the time and expense associated with convening a special meeting of stockholders, which would be required to consider a reverse stock split at a later time, the Board of Directors has determined that it is most efficient to seek stockholder approval of a reverse stock split at each Approved Option at this Annual Meeting.

Effect of the Reverse Stock Split

If approved by stockholders and implemented by the Board of Directors, as of the effective time of the Reverse Split Amendment, each issued and outstanding share of the Company’s common stock would immediately and automatically be reclassified and reduced into one-half, one-third, one-fourth, one-fifth, one-sixth, or one-seventh of a share of the Company’s common stock, depending upon the Approved Option selected by the Board. Except to the extent that the reverse stock split would result in any stockholder receiving cash in lieu of fractional shares described below, the reverse stock split will not:

•	affect any stockholder’s percentage ownership interest in the Company;
•	affect any stockholder’s proportionate voting power;
•	substantially affect the voting rights or other privileges of any stockholder, unless the stockholder holds fewer than two, three, four, five, six, or seven shares of the Company’s common stock, in which case, depending upon the Approved Option, such stockholder would receive cash for all of his or her common stock held before the reverse stock split and would cease to be a Company stockholder following the reverse stock split; or
•	alter the relative rights of common stockholders, warrant holders or holders of equity compensation plan awards.

Depending upon the Approved Option selected by the Board of Directors, the principal effects of the reverse stock split are:

•	the number of shares of common stock issued and outstanding will be reduced by a factor of 2, 3, 4, 5, 6, or 7;
•	the per share exercise price will be increased by a factor of 2, 3, 4, 5, 6, or 7, and the number of shares issuable upon exercise shall be decreased by the same factor, for all outstanding options, restricted stock awards, warrants and other convertible or exercisable equity instruments entitling the holders to purchase shares of the Company’s common stock; and
•	the number of shares authorized and reserved for issuance under the Company’s existing equity compensation plans and employee stock purchase plan will be reduced proportionately.

The reverse stock split, if implemented, would not change the number of authorized shares of common stock as designated by the Company’s Amended and Restated Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under the authorized pool of common stock would increase.

These additional shares of common stock would also be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. We have no current plan to issue shares from these additional shares.

The Company’s common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and the Company is subject to the periodic reporting and other requirements thereof. Following the effective time of the reverse stock split, the Company will continue to be subject to these periodic reporting and other requirements.

Fractional Shares

Stockholders will not receive fractional shares in connection with the reverse stock split. Instead, the Company’s transfer agent will aggregate all fractional shares collectively held by the Company’s stockholders into whole shares and arrange for them to be sold on the open market. Stockholders otherwise entitled to fractional shares will receive a cash payment in lieu thereof in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date the stockholder receives his or her cash payment. The proceeds will be subject to certain taxes as discussed below.

Stockholders holding fewer than the following number of shares of the Company’s common stock will receive only cash in lieu of fractional shares and will no longer hold any shares of common stock as of the effective time of the Reverse Split Amendment:

•	two shares, assuming a one-for-two reverse stock split;
•	three shares, assuming a one-for-three reverse stock split;
•	four shares, assuming a one-for-four reverse stock split;
•	five shares, assuming a one-for-five reverse stock split;
•	six shares, assuming a one-for-six reverse stock split; and
•	seven shares, assuming a one-for-seven reverse stock split.

Effective Time and Implementation of the Reverse Stock Split

The effective time (the “Effective Time”) for the reverse stock split will be the date on which the Company files the Reverse Split Amendment with the office of the Secretary of State of the State of Delaware or such later date and time as specified in the Reverse Split Amendment, provided that the effective date must be prior to the Company’s 2011 Annual Meeting of Stockholders.

Beneficial Holders of Common Stock

Upon the implementation of the reverse stock split, the Company intends to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. Stockholders who hold shares of common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock

Certain registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-reverse stock split common stock or payment in lieu of any fractional share interest, if applicable.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of common stock in certificated form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled to as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse stock split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s). If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described below under “— Fractional Shares.”

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the par value of a share of the Company’s common stock. The Company’s capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to appraisal rights with respect to the reverse stock split.

Certain Risks Associated with the Reverse Stock Split

Before voting on this Proposal No. 2, you should consider the following risks associated with the implementation of the reverse stock split:

•	Effecting the reverse stock split may not attract institutional or other potential investors, or result in a sustained market price that is high enough to overcome the investor policies and practices, and other issues relating to investing in lower priced stock described in “Purpose of the Reverse Stock Split” above.
•	The price per share of the Company’s common stock after the reverse stock split may not reflect the Approved Option implemented by the Board and the price per share following the effective time of the reverse stock split may not be maintained for any period of time following the reverse stock split. For example, based on the closing price of the Company’s common stock on April 1, 2010 of $0.73 per share, if the reverse stock split was implemented at an Approved Option of 1-for-4, there can be no assurance that the post-split trading price of the Company’s common stock would be $2.92, or even that it would remain above the pre-split trading price. In many cases, the market price of a company’s shares declines after a reverse stock split. Accordingly, the total market capitalization of the Company’s common stock following a reverse stock split may be lower than before the reverse stock split.
•	The trading liquidity of the Company’s common stock could be adversely affected by the reduced number of shares outstanding after a reverse stock split.
•	If a reverse stock split is implemented by the Board of Directors, some stockholders may consequently own fewer than 100 shares of the Company’s common stock. A purchase or sale of fewer than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own fewer than 100 shares following the reverse stock split may be required to pay higher transaction costs if they should then determine to sell their shares of the Company’s common stock.

Federal Income Tax Consequences of the Reverse Stock Split

A summary of the federal income tax consequences of the proposed reverse stock split to individual stockholders is set forth below. It is based upon present federal income tax law, which is subject to change, possibly with retroactive effect. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed reverse stock split. In addition, the Company has not and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed reverse stock split.

Accordingly, stockholders are advised to consult their own tax advisors for more detailed information regarding the effects of the proposed reverse stock split on them under applicable federal, state, local and foreign income tax laws.

1. The Company believes that the reverse stock split will be a tax-free recapitalization. Accordingly, except with respect to any cash received in lieu of fractional shares, a stockholder will not recognize any gain or loss as a result of the receipt of the post-reverse split common stock pursuant to the reverse stock split.

2. The shares of post-reverse split common stock in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of pre-reverse split common stock held by that stockholder immediately prior to the reverse stock split, reduced by the basis allocable to any fractional shares which the stockholder is treated as having sold for cash, as discussed in paragraph 4 below.

3. A stockholder’s holding period for the post-reverse split common stock will include the holding period of the pre-reverse split common stock exchanged.

4. Stockholders who receive cash for all of their holdings (as a result of owning fewer than two, three, four, five, six, or seven shares, depending on the Approved Option selected by the Board of Directors) and who are not related to any person or entity that holds common stock immediately after the reverse stock split, will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and their basis in the pre-reverse split common stock. Such gain or loss will generally be a capital gain or loss if the stock was held as a capital asset, and such capital gain or loss will be a long-term gain or loss to the extent that the stockholder’s holding period exceeds 12 months. Although the tax consequences to other stockholders who receive cash for fractional shares are not entirely certain, these stockholders likely will be treated for federal income tax purposes as having sold their fractional shares and will recognize gain or loss in an amount equal to the difference between the cash received and the portion of their basis for the pre-reverse split common stock allocated to the fractional shares. It is possible that such stockholders will be treated as receiving dividend income to the extent of their ratable share of our current and accumulated earnings and profits (if any) and then a tax-free return of capital to the extent of their aggregate adjusted tax basis in our shares, with any remaining amount being treated as capital gain. Stockholders who continue to hold our common stock immediately after the reverse stock split and who do not receive any cash for their holdings should not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split.

5. Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the reverse stock split to avoid backup withholding requirements that might otherwise apply. Failure to provide such information may result in backup withholding at a rate of 28%.

Board Discretion to Implement the Reverse Stock Split

If Proposal No. 2 is approved by stockholders, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that a reverse stock split is in the best interests of the Company and its stockholders. The Board’s determination as to whether the reverse stock split will be effected and, if so, at which Approved Option, will be based upon certain factors, including existing and expected marketability and liquidity of the Company’s common stock, prevailing stock market conditions, business developments affecting the Company, actual or forecasted results of operations and the likely effect on the market price of the Company’s common stock.

If the Board of Directors determines to implement the reverse stock split, the Company intends to issue a press release announcing the Approved Option, the record date and the effective date of the reverse stock split before it files the Reverse Split Amendment with the Secretary of State of the State of Delaware. If the Board does not implement a reverse stock split prior to the Company’s 2011 Annual Meeting of Stockholders, the authorization granted by stockholders pursuant to this Proposal No. 2 would be deemed abandoned and without any further effect. In that case, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems it to be advisable.

Required Vote

The affirmative vote of a majority of the outstanding shares of capital stock entitled to vote on this proposal is required to approve the grant of authority to the Board of Directors to effect at any time prior to the Company’s 2011 Annual Meeting of Stockholders a reverse split of the common stock at one of the following exchange ratios: (i) one-for-two; (ii) one-for-three; (iii) one-for-four; (iv) one-for-five; (v) one-for-six; or (vi) one-for-seven.

Recommendation

The Board unanimously recommends a vote “FOR” the authorization of the grant of authority to the Board of Directors to effect at any time prior to the Company’s 2011 Annual Meeting of Stockholders a reverse split of the common stock at one of the following exchange ratios: (i) one-for-two; (ii) one-for-three; (iii) one-for-four; (iv) one-for-five; (v) one-for-six; or (vi) one-for-seven.

PROPOSAL 3
APPROVAL OF INCREASE IN AWARD SHARES

Introduction

The Board has adopted and is seeking stockholder approval of an amendment to the 2002 Stock Incentive Plan (the “Plan”) to increase the number of shares of common stock that are available to be issued through grants or awards made thereunder or through the exercise of options granted thereunder from 11,580,000 shares to 16,700,000 shares. As of April 1, 2010, there were 9,788,752 shares of our common stock subject to outstanding grants and 1,389,059 shares available for future grants under the Plan. Included in the number of shares subject to outstanding grants are 9,288,752 shares subject to options with a weighted average exercise price of $1.74 and a weighted average remaining term of 7.5 years, and 500,000 shares of Restricted Stock (as defined below). While some additional shares may become available under the 2002 Stock Incentive Plan through employee terminations and subsequent forfeiture of awards, this number is expected to be inconsequential.

The Board recommends this Proposal 3 in order to enable the Company to continue to provide equity incentives to attract and retain talented personnel, especially in the event of anticipated future growth. The Board believes stock options and restricted stock awards promote growth and provide a meaningful incentive to employees of successful companies.

The increase of 5,120,000 shares of common stock available for grant under the Plan will result in additional potential dilution of our outstanding stock. Based solely on the closing price of our common stock as reported on NASDAQ on April 1, 2010 of $0.73 per share, the maximum aggregate market value of the additional 5,120,000 shares of common stock to be reserved for issuance under the 2002 Stock Incentive Plan would be $3,737,600. The increase of 5,120,000 shares of common stock available under the Plan, when taken together with the 1,389,059 shares available for grant under the Plan as of April 1, 2010, represents an amount of shares equivalent to 5.0% of our outstanding shares of common stock as of April 21, 2010. Because participation and the types of awards under the Plan are discretionary, the benefits or amounts that will be received by any participant or groups of participants if the amendment of the Plan is approved are not currently determinable.

If approved, the amendment to the Plan would be effective prior to the reverse stock split contemplated by Proposal 2, if any. If the amendment is approved and if the reverse stock split is approved and occurs, the increase of shares subject to the Plan will be proportionally reduced in the manner described in Proposal 2.

Vote Required

The approval of the proposal to amend the Plan to increase the number of shares of common stock available for issuance thereunder is required under NASDAQ Rules and requires the affirmative vote of the holders of a majority of the votes present in person or represented by proxy at the Annual Meeting.

Recommendation

The Board unanimously recommends a vote “FOR” the approval of the amendment to the Plan increasing the number of shares of common stock available thereunder.

* * *

Summary of the 2002 Stock Incentive Plan

Description of the Plan

The following summary of the material terms of the Plan is qualified by reference to the full text of the Plan, as amended. Unless otherwise specified, capitalized terms used in this discussion have the meanings assigned to them in the Plan. The amendment to the GenVec 2002 Stock Incentive Plan is included hereto as Annex B-1 and a copy of the GenVec 2002 Stock Incentive Plan prior to the amendment is included hereto as Annex B-2.

Eligibility

All of GenVec’s or its affiliates’ employees, non-employee directors, consultants, and independent contractors (“Eligible Persons”) are eligible to receive grants of options or Restricted Stock (each, an “Award”) under the Plan. As of April 1, 2010, 91 employees, six non-employee directors and no consultants and independent contractors are eligible to receive Awards under the Plan.

Administration

The Plan is administered by the Compensation Committee of GenVec’s Board of Directors or such other committee, subcommittee or person appointed by the board to administer the Plan (the “Committee”). The Committee has complete authority and discretion to determine the Eligible Persons to whom Awards are granted, the terms of all Awards, including exercise price of options, the time at which Awards are granted, the number of shares covered by Awards, whether an option is an incentive stock option or a nonstatutory stock option, exceptions to nontransferability, any Performance Goals (as defined below) applicable to Awards, and provisions relating to vesting and the period during which options may be exercised and Restricted Stock is subject to restrictions. In making these determinations, the Committee may consider, with regard to each recipient, the nature of services rendered or to be rendered, present and potential contributions and other factors the Committee deems relevant.

Subject to the provisions of the Plan, the Committee has authority to interpret the Plan and Agreements under the Plan. The Committee may prescribe, amend and rescind rules and regulations relating to the Plan and make all other determinations for the administration of the Plan. The determinations of the Committee on the matters outlined above are binding and final.

Stock Subject to the Plan

Without giving effect to the proposed amendment, the maximum number of shares of GenVec common stock that may be granted as awards under the Plan is 11,580,000 shares. As of April 1, 2010, 1,389,059 shares are available for awards under the Plan. All 11,580,000 shares authorized under the Plan may be issued pursuant to the exercise of incentive stock options. The maximum number of shares that may be granted to an employee pursuant to awards under the Plan in one calendar year is 1,000,000 shares and the maximum number of shares that may be issued as Restricted Stock during a calendar year is 500,000 shares.

If an option expires or terminates without having been fully exercised or if shares of Restricted Stock are forfeited, then the unissued shares that had been subject to the Award will be available for the grant of additional Awards.

Options

Options granted under the Plan to Eligible Persons will either be: (i) options designated as incentive stock options under Section 422 of the U.S. Internal Revenue Code (the “IRC”) (“Incentive Stock Options”) or (ii) Nonstatutory Stock Options. Incentive Stock Options may only be granted to Eligible Persons who are employees of GenVec (or a “parent corporation” or a “subsidiary corporation” each as defined in Section 424 of the IRC, of GenVec) on the date of grant. Further, options may not be issued to any person with respect to whom GenVec common stock is not stock of the service recipient within the meaning of Section 409A of the IRC. Each option granted under the Plan will be identified either as a Nonstatutory Stock Option or an Incentive Stock Option and will be evidenced by an Agreement that specifies the terms and conditions of the option.

The exercise price of an option granted under the Plan may not be less than 100% of the fair market value of the GenVec common stock on the date of grant. However, in the case of an Incentive Stock Option granted to an employee who, on the date of grant, is a ten-percent stockholder, the exercise price may not be less than 110% of the fair market value of a share on the date of the grant.

The Committee will determine the option period as set forth in the Agreement. However, an Eligible Person may not exercise an option after ten years (five years in the case of an Incentive Stock Option granted to a 10% stockholder) from its date of grant.

In general, a participant may pay the exercise price of an option by full payment or by means of a broker-assisted cashless exercise. To the extent authorized in an award agreement, a participant may also tender shares of our common stock (which if acquired from us have been held by the optionee for at least six months).

Restricted Stock Awards

GenVec may grant shares under the Plan with certain restrictions (“Restricted Stock”). Restricted Stock granted under the Plan will consist of shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as determined by the Committee. Each grant of Restricted Stock under the Plan is subject to an Agreement specifying the terms and conditions of the grant of Restricted Stock.

Performance Goals

The terms and conditions of an Award may provide for the vesting of Options, or the lapse of any transfer restrictions or forfeiture provisions applicable to a grant of Restricted Stock, to be contingent upon the achievement of one or more specified performance goals established by the Committee (“Performance Goals”), which may be based on earnings or earnings growth, sales, return on assets, cash flow, total stockholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one more projects or transactions, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such Performance Goals may be particular to an Eligible Person or the department, branch, or division in which the Eligible Person works, or may be based on the performance of GenVec and/or one or more of its affiliates, and may cover such period as may be specified by the Committee.

Capital Adjustments

If the outstanding GenVec common stock changes such as a result of a stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation or liquidation, the Committee may substitute or adjust: (i) the number and class of shares subject to outstanding Awards, (ii) the consideration to be received upon exercise or payment of an Award, (iii) the exercise price of options, (iv) the aggregate number and class of shares for which Awards may be granted under the Plan, (v) the maximum number of shares with respect to which an employee may be granted Awards during any calendar year, and (vi) the maximum number of shares which may be issued as Restricted Stock during the term of the Plan.

Termination or Amendment

GenVec’s Board of Directors may amend or terminate the Plan at any time. However, after the Plan has been approved by the stockholders of GenVec, GenVec’s Board of Directors may not amend or terminate the Plan without approval of: (i) GenVec’s stockholders if stockholder approval of the amendment is required by applicable law, rules or regulations, and (ii) each affected participant if such amendment or termination would adversely affect such participant’s rights or obligations under any Awards granted prior to the date of the amendment or termination.

Modification, Substitution of Awards

The Committee may modify the terms of outstanding Awards. However, modification of an Award may not alter or impair any of the participant’s rights or obligations under an Award without the consent of the participant. Also, an Option may not: (i) be modified to reduce its exercise price; or (ii) be cancelled or surrendered in consideration for the grant of a new option with a lower exercise price.

Awards may be granted under the Plan in substitution for stock options and other awards covering capital stock of another corporation with which GenVec merges or consolidates, or which GenVec acquires. The terms and conditions of the substitute Awards may vary from those set forth in the Plan to the extent that the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. The substitute Awards will not be counted towards the limit imposed by the Plan with respect to the maximum number of shares an employee may be granted pursuant to Awards in any calendar year, unless counting such Awards is required in order for Awards granted under the Plan to be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the IRC.

Term of the Plan

Unless sooner terminated by the Board, the Plan will terminate on March 6, 2012, the date that is ten years after the date the Plan was adopted by GenVec’s Board of Directors. The termination of the Plan will not, however, affect the validity of any Awards outstanding on the date of termination.

Indemnification of Committee

GenVec will indemnify members of the Committee against all reasonable expenses, including attorneys’ fees, reasonably incurred in connection with the defense of any action, suit, or proceeding to which members of the Committee may be a party by reason of any action taken or failure to act under the Plan, if such members acted in good faith and in a manner that they believed to be in the best interests of GenVec. GenVec will also indemnify members of the Committee against amounts paid in settlement or satisfaction of a judgment in any action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in the best interests of GenVec.

Summary of Certain Federal Income Tax Consequences

The following discussion briefly summarizes certain United States federal income tax aspects of options and awards of Restricted Stock granted pursuant to the Plan. State and local tax consequences may differ.

Incentive Stock Options

An option holder will not recognize income on the grant or exercise of an Incentive Stock Option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If an option holder does not exercise an Incentive Stock Option within certain specified periods after termination of employment, the option holder will recognize ordinary income on the exercise of an Incentive Stock Option in the same manner as on the exercise of a Nonstatutory Stock Option, as described below.

The general rule is that, if the holding period requirements are satisfied, gain or loss from the sale or exchange of shares acquired on the exercise of an Incentive Stock Option will be treated as capital gain or loss. If the holding period requirements are not satisfied, however, the option holder generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefore will be capital gain, and any loss recognized will be capital loss.

Nonstatutory Stock Options

A grantee generally is not required to recognize income on the grant of a Nonstatutory Stock Option. Instead, ordinary income generally is required to be recognized on the date the Nonstatutory Stock Option is exercised. In general, the amount of ordinary income required to be recognized, in the case of a Nonstatutory Stock Option, is an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price.

Restricted Stock

Shares of Restricted Stock awarded under the Plan will be subject to a substantial risk of forfeiture for the period of time specified in the award. Unless a grantee of shares of Restricted Stock makes an election under Section 83(b) of the IRC as described below, the grantee generally is not required to recognize ordinary income on the award of Restricted Stock. Instead, on the date the substantial risk of forfeiture lapses, the grantee will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. If a grantee makes a Section 83(b) election to recognize ordinary income on the date the shares are awarded, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In the event that the grantee makes such an election, the grantee will not be required to recognize additional ordinary income when the substantial risk of forfeiture lapses.

Gain or Loss on Sale or Exchange of Shares

In general, gain or loss from the sale or exchange of shares granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of shares acquired upon exercise of an Incentive Stock Option (a “disqualifying disposition”), a grantee generally will be required to recognize ordinary income upon such disposition.

Deductibility by GenVec

GenVec generally is not allowed a deduction in connection with the grant or exercise of an Incentive Stock Option. However, if a grantee is required to recognize income as a result of a disqualifying disposition, GenVec generally will be entitled to a deduction equal to the amount of ordinary income so recognized. In general, in the case of a Nonstatutory Stock Option (including an Incentive Stock Option that is treated as a Nonstatutory Stock Option, as described above) or an award of Restricted Stock, GenVec will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the grantee, provided that certain income tax reporting requirements are satisfied.

Parachute Payments

Where payments to certain persons that are contingent on a change in control exceed limits specified in the IRC, the person generally is liable for a 20% excise tax on, and the corporation or other entity making the payment generally is not entitled to any deduction for, a specified portion of such payments. Under the Plan, GenVec’s Compensation Committee may grant options and awards of Restricted Stock for which the vesting is accelerated by a change in control of GenVec. Such accelerated vesting would be relevant in determining whether the excise tax and deduction disallowance rules would be triggered.

Performance-Based Compensation

Subject to certain exceptions, Section 162(m) of the IRC disallows federal income tax deductions for compensation paid by a publicly-held corporation to the chief executive officer and the three other most highly paid executives (other than the chief financial officer) to the extent the amount paid to an executive exceeds $1 million for the taxable year. The Plan has been designed to allow the grant of options and awards of Restricted Stock that qualify under an exception to the deduction limit of Section 162(m) of the IRC for “performance-based compensation.”

Tax Rules Affecting Nonqualified Deferred Compensation Plans

Awards under the Plan may be subject to federal income tax rules under Section 409A of the IRC that apply to “nonqualified deferred compensation plans.” Failure to comply with the new rules or qualify for an exemption in respect of an Award could result in significant adverse tax results to the grantee of such Award, including immediate taxation of the Award upon vesting (and immediate taxation upon vesting of the grantee’s other Awards under the Plan and awards under certain other plans), a penalty tax of 20% of the amount of income so recognized, plus a special interest payment. The Plan is designed to allow the grant of Awards which are intended to comply with the Section 409A rules or qualify for an exemption therefrom.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans by type as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by Company shareholders	7,853,712	$1.72	3,252,912
Equity compensation plans not approved by Company shareholders	0	0	0
Total	7,853,712	$1.72	3,252,912

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP, an independent registered public accounting firm, to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2010. KPMG LLP has served as the Company’s independent registered public accounting firm for the past fifteen years and has no direct or indirect financial interests in the Company. A representative of KPMG LLP is expected to attend the Annual Meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders present at the meeting.

Although the Company is not required to submit the ratification of the selection of its independent registered public accounting firm to a vote of stockholders, the Board of Directors believes it is good corporate governance and sound policy to do so. If the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider whether or not to retain the firm. If the selection of the independent registered public accounting firm is ratified, the Audit Committee, in its discretion, may nevertheless select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required for Approval

An affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting is required for approval of the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current year.

Recommendation

The Board recommends that you vote “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director Nomination Process

The Nominating Committee recommends, and the Board nominates, candidates to stand for election as directors. The Nominating and Corporate Governance Committee will consider candidates suggested by the Company’s current directors and senior management. In addition, the Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board submitted in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws and applicable law. These procedures include, among other things, delivery to the Corporate Secretary not less than 120 days nor more than 150 days prior to the anniversary of the mailing of the previous year’s proxy statement of written notice of such nomination setting forth (i) certain biographical information as to each individual nominated; and (ii) as to the nominating stockholder and any persons acting in concert with them, their names and business addresses, their names and addresses as they appear on the Company’s books (if applicable), and the class and number of shares of the Company’s Common Stock that they beneficially own. Such notice must also include a written consent of the nominated individual to being named as a nominee and to serve as a director if elected.

In identifying candidates for recommendation for nomination to the Board, the Nominating and Corporate Governance Committee takes into account all factors and criteria it considers appropriate, which include but are not limited to:

•	whether the director/potential director possesses personal and professional integrity, sound judgment and forthrightness, and has sufficient time and energy to devote to the Company’s affairs;
•	whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team;
•	whether the director/potential director represents the interests of the Company’s stockholders;
•	whether the director/potential director assists in achieving a mix of Board members that represents a range of background and experience;
•	whether the director/potential director meets the independence requirements of the NASDAQ listing standards;
•	whether the director/potential director, by virtue of particular business, professional or technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a Board member;
•	whether the director/potential director is free from conflicts of interest with the Company; and
•	any factors related to the ability and willingness of a new director to serve, or an existing director to continue his or her service.

The Nominating and Corporate Governance Committee does not believe it is in the Company’s interests or those of the Company’s stockholders to establish rigid minimum qualifications for candidates for membership on the Board. By preserving flexibility to consider candidates under the factors and criteria described above, the Nominating and Corporate Governance Committee believes it can best serve the Company and its stockholders. The Nominating and Corporate Governance Committee evaluates stockholder nominees using the factors and criteria set forth above, and there is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates candidates for membership on the Board based on whether such candidate is recommended by a stockholder or the directors or senior management.

The Nominating Committee screens Board candidates, performs reference checks, prepares a biography for each candidate for the Nominating Committee to review, and conducts interviews. The Nominating Committee and our Chief Executive Officer will interview candidates that meet our director nominee criteria, and the Nominating Committee will recommend to the Board nominees that best suit the Board’s needs. The Nominating Committee considers diversity in evaluating candidates for director with respect to the contribution that individual diversity of professional skills and experiences makes to overall Board effectiveness.

The following table sets forth the director nominees for election at the Annual Meeting, the directors of the Company continuing in office, their ages and the positions currently held by each such person with the Company.

Name	Age	Position
Nominees/Directors whose terms expire at the Annual Meeting
Zola P. Horovitz, Ph.D.(1)(2)(4)	75	Director (Nominee)
William N. Kelley, M.D.(1)	70	Director (Nominee)
Continuing Directors whose terms expire in 2011
Joshua Ruch(3)	60	Director
Marc R. Schneebaum(2)(3)	56	Director
Kevin M. Rooney(2)	44	Director
Continuing Directors whose terms expire in 2012
Paul H. Fischer, Ph.D.	60	Director, President and Chief Executive Officer
Wayne T. Hockmeyer, Ph.D.(1)(3)	65	Director

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Chairman of the Board of Directors.

The biographies of each of the nominees below contains information regarding the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director for the Company.

Zola P. Horovitz, Ph.D., age 75, has served as a director of GenVec since August 2003. Dr. Horovitz is a member of the Nominating and Corporate Governance Committee, the Audit Committee, and is the Chairman of the Board of Directors. Dr. Horovitz is currently retired. Dr. Horovitz served as a director of Diacrin from 1994 to August 2003. Dr. Horovitz was Vice President, Business Development and Planning at Bristol-Myers Squibb Pharmaceutical Group from 1991 until 1994 and was Vice President, Licensing from 1989 to 1991. Prior to 1989, Dr. Horovitz spent 30 years as a member of the Squibb Institute for Medical Research. Dr. Horovitz is also a director of BioCryst Pharmaceuticals, DoV Pharmaceuticals, and Palatin Technologies. Dr. Horovitz received his Ph.D. from the University of Pittsburgh. Within the past five years, Dr. Horovitz also served on the board of directors of Genaera Corp., Immunicon Corp., NitroMed, Inc., and Avigen, Inc.

Dr. Horovitz has spent over five decades in the pharmaceutical and biotechnology industry, and brings this depth of experience to his leadership of our Board. Dr. Horovitz’s wide range of business development and licensing expertise has served and will continue to serve as an important resource for the Board as the Company continues its development.

William N. Kelley, M.D., age 70, has served as a director of GenVec since June 2002. Dr. Kelley is the Chairman of the Nominating and Corporate Governance Committee. Dr. Kelley brings a long history of involvement in experimental models of gene therapy to the Board. Dr. Kelley and his colleagues at the University of Michigan were the first to propose in vivo gene therapy as it is recognized today and the first to directly administer a human gene in vivo and obtain expression in an experimental animal model. From 1989 to 2000, Dr. Kelley served as Executive Vice President of the University of Pennsylvania with responsibilities as Chief Executive Officer for the Medical Center, Dean of the School of Medicine, and the Robert G. Dunlop Professor of Medicine and Biochemistry and Biophysics. He is currently Professor of Medicine and Professor of Biochemistry and Biophysics at the School of Medicine of the University of Pennsylvania. In the national leadership arena, Dr. Kelley has served as President of the American Society for Clinical Investigation, President of the American College of Rheumatology, Chair of the American Board of Internal Medicine and

Chair of the Residency Review Committee for Internal Medicine. Dr. Kelley also serves as a director of Merck & Company and Beckman Coulter, Inc. Within the past five years, Dr. Kelley also served on the board of directors of Polymedix, Inc.

Dr. Kelley brings a long history of involvement in experimental models of gene therapy to the Board. Dr. Kelley’s many leadership roles, both as a leader in the field of gene therapy and as a senior management figure of an internationally renowned medical center, allow him to provide strong leadership to our Board.

Joshua Ruch, age 60, has served as a director of GenVec since August 2003. Mr. Ruch is a member of the Compensation Committee. Mr. Ruch served as a director of Diacrin, Inc. from March 1998 to August 2003. Mr. Ruch is the Chairman and Chief Executive Officer of Rho Capital Partners, Inc., an investment and venture capital management company, which he co-founded in 1981. Prior to founding Rho, Mr. Ruch was employed in investment banking at Salomon Brothers. Mr. Ruch received a B.S. degree in electrical engineering from the Israel Institute of Technology (Technion) and an MBA from the Harvard Business School. Mr. Ruch is also a director of Verenium Corporation (and served as a director of Celunol Corp. prior to its merger with Verenium Corporation) and a number of private companies.

Mr. Ruch’s background in investment banking and his continued active involvement in the venture capital and investment management fields allows him to serve as a unique resource to the Board.

Marc R. Schneebaum, age 56, has served as a director of GenVec since April 2007. Mr. Schneebaum is a member of the Compensation Committee and the Chairman of the Audit Committee. Mr. Schneebaum is currently President and CEO of Sensors for Medicine and Science, Inc. (SMSI), an emerging medical technology company, a position he has held since May 1997. Previously, from 1991 to 1997, he served as Senior Vice President, Finance, Business Development and Administration, and CFO of Genetic Therapy, Inc. (GTI), a biotechnology company. Prior to his tenure at GTI, from 1987 to 1991, Mr. Schneebaum was a Vice President at Alex Brown & Sons Incorporated, a leading investment banking firm (now part of Deutsche Bank), where he participated in a variety of finance and strategic assignments. Mr. Schneebaum began his career in the accounting and auditing group at KPMG LLP, advancing to senior manager in the management consulting group. Mr. Schneebaum, a CPA, received his degree in Business Administration from the University of Maryland.

Mr. Schneebaum’s financial acumen and varied leadership roles in the medical-technology and biotechnology fields, and his experience in investment banking, accounting, and management consulting at leading institutions brings a level of knowledge to the Board that aids greatly in its deliberations.

Kevin M. Rooney, age 44, has served as a director of GenVec since January 2008. Mr. Rooney is a member of the Audit Committee. Mr. Rooney is currently the President of Beacon Consulting Group, a company focused on providing strategic consulting services to biopharmaceutical executives, a position he has held since 2007. Previously, from 2005 to 2007 he served as Vice President, sales and marketing, for MedImmune’s oncology division. Prior to this, from 2003 to 2005, he was a Senior Director of Marketing at MedImmune. From July 1997 to July 2003, Mr. Rooney worked for Bristol-Myers Squibb Company holding positions of increasing responsibility, including, Senior Director of Marketing, Director of Marketing, and Senior Product Manager. Mr. Rooney also held marketing positions at Glaxo Wellcome, Inc. and Burroughs Wellcome Company. He received his master’s degree in management from the J.L. Kellogg Graduate School of Management at Northwestern University and his bachelor’s degree from the University of Virginia. He is also a member of the board of trustees for the National Foundation for Infectious Disease, a non-profit foundation for infectious disease education of medical professionals and the public.

Mr. Rooney’s experience with marketing, sales, and product management allows him to take a leadership role in the Board’s planning for the future development and growth of the Company.

Paul H. Fischer, Ph.D., age 60, has served as President and Chief Executive Officer and as a director of GenVec since 1996. Prior to joining GenVec, he was Executive Vice President of Research and Development with Oncologix, Inc. (now Antigenics, Inc.), a biotechnology company. Previous experience included Manager, Cancer Research at Pfizer, Inc., a pharmaceutical company. Dr. Fischer received his B.S. in Biology from the University of Denver, his Ph.D. in Pharmacology from the University of California at San Francisco and performed post-doctoral research in Pharmacology at Yale University School of Medicine. He was an Assistant

Professor of Pharmacology at the University of Missouri, School of Medicine and was an associate Professor of Human Oncology at the University of Wisconsin, prior to joining Pfizer. Dr. Fischer also serves on numerous community, academic, and professional organizations and Boards.

Dr. Fischer has provided the Company with strong leadership for almost two decades as its President, Chief Executive Officer and as a director. Dr. Fischer’s research background, his experience prior to joining the Company both in academia and at a multi-national pharmaceutical company, and his day-to-day leadership of our business gives the Board an invaluable Company-focused perspective.

Wayne T. Hockmeyer, Ph.D., age 65, has served as a director of GenVec since December 2000. Dr. Hockmeyer is a member of the Nominating and Corporate Governance Committee and is the Chairman of the Compensation Committee. Dr. Hockmeyer founded MedImmune, Inc. in April 1988 as President and Chief Executive Officer and was elected a director of MedImmune in May 1988. Dr. Hockmeyer became Chairman of the Board of Directors of MedImmune in May 1993 and relinquished his position as Chief Executive Officer in October 2000. Dr. Hockmeyer is currently retired, having resigned from his position as a member of the Board of Directors, MedImmune, Inc., and President, MedImmune Ventures, Inc., following the acquisition of MedImmune by AstraZeneca Biopharmaceuticals, Inc. in June 2007. Dr. Hockmeyer earned his bachelor’s degree from Purdue University and his Ph.D. from the University of Florida in 1972. He is also a member of the board of directors of Baxter International, and Idenix Pharmaceuticals, Inc. Within the past five years, Dr. Hockmeyer also served on the board of directors of Verenium Corp. and Middlebrook Pharmaceuticals, Inc.

Dr. Hockmeyer’s experience for the past two decades at the forefront of biotechnology development provides a valuable resource and knowledge base for our Board. Dr. Hockmeyer’s experience in founding and managing MedImmune prior to its acquisition, both as its most senior executive and as Chairman of its board of directors, enables him to counsel the Board in a unique and beneficial manner.

Information Regarding the Board of Directors and Certain Committees

Board and Committee Meetings

The Board oversees and guides the Company’s management and its business. The Board has three standing committees to assist it with its operations: a Nominating and Corporate Governance Committee, an Audit Committee, and a Compensation Committee. During 2009, there were seven meetings of the Board of Directors. Each director attended at least 82% of the aggregate number of meetings of the Board and the Committees on which such director served that were held during 2009.

The Board of Directors has adopted and approved a charter for each of its standing committees. The charters, which include the functions and responsibilities of each of the committees, can be found in the Investors section on GenVec’s web site at www.genvec.com.

Board Committees

Nominating and Corporate Governance Committee.  The members of the Nominating and Corporate Governance Committee are William N. Kelley, M.D. (Chairman), Wayne T. Hockmeyer, Ph.D., and Zola P. Horovitz, Ph.D. Each member of the Nominating and Corporate Governance Committee is independent as defined by NASDAQ listing standards. The primary functions and responsibilities of the Nominating and Corporate Governance Committee are to establish criteria for prospective directors, consider director candidates, recommend to the Board of Directors persons to be nominated for election as directors at each Annual Meeting, and adopt and develop corporate governance principles and policies for Board consideration. The Nominating and Corporate Governance Committee periodically reviews and assesses the Company’s corporate governance policies. The Nominating and Corporate Governance Committee met four times during 2009.

Audit Committee.  The members of the Audit Committee are Marc R. Schneebaum (Chairman), Zola P. Horovitz, Ph.D., and Kevin M. Rooney. Each member of the Audit Committee is independent as defined by NASDAQ listing standards. The Board has determined that at least one member of the Audit Committee, Marc R. Schneebaum, is an Audit Committee Financial Expert as defined in the SEC’s rules and regulations. The Audit Committee is responsible for appointing, compensating, overseeing and evaluating the selection of the Company’s independent registered public accounting firm and is responsible for overseeing the following:

management’s preparation of the Company’s financial statements and management’s conduct of the accounting and financial reporting processes; management’s maintenance of internal controls and procedures for financial reporting; the Company’s compliance with applicable legal and regulatory requirements, including without limitation those requirements relating to financial controls and reporting; the independent auditor’s qualifications and independence; and the performance of the independent auditors, including the annual independent audit of the Company’s financial statements. The Audit Committee met four times during 2009.

Additional information regarding the Audit Committee is included in this proxy statement under the caption “Audit Committee Report.”

Compensation Committee.  The members of the Compensation Committee are Wayne T. Hockmeyer, Ph.D. (Chairman), Joshua Ruch, and Marc R. Schneebaum. Each member of the Compensation Committee is independent as defined by NASDAQ listing standards. The Compensation Committee met four times during 2009.

The Compensation Committee is responsible for, among other things, reviewing and making recommendations to the independent directors of the Board, who are meeting in executive session, with respect to the annual compensation for the Chief Executive Officer. The Compensation Committee also is responsible for reviewing and approving the annual compensation and benefits for GenVec’s other executive officers. The Compensation Committee also, among other things, reviews compensation of the Board, reviews and makes recommendations on all new executive compensation programs that are proposed for adoption, and administers the Company’s equity incentive plans.

The Compensation Committee’s charter permits it to form and delegate to a subcommittee of one or more of the Committee’s members to perform the functions of the Compensation Committee. The Compensation Committee did not delegate its authority in 2009. Pursuant to its charter, the Committee has the sole authority to retain compensation consultants to assist it in its decision-making process. As it has in recent years, during 2009 the Compensation Committee retained Towers Watson (formerly Towers Perrin) as its compensation consultant to assist in evaluating the compensation programs. The Compensation Committee used this information in connection with making 2009 compensation determinations. Towers Watson does no work for us other than work that is authorized by the Compensation Committee, or its chairperson. Towers Watson also advised the compensation committee on the use of a peer group for comparative purposes.

Additional information on the Compensation Committee’s consideration of the compensation paid to the named executive officers during 2009, including the role of Towers Watson in advising the Compensation Committee on the compensation for these officers and the role of Dr. Fischer, our President and Chief Executive Officer, in recommending the compensation paid to these officers, is addressed in the Compensation Discussion and Analysis below.

Corporate Governance Matters

Director Independence.  The Board of Directors has affirmatively determined that each of the following directors is independent within the meaning of the NASDAQ director independence standards: Wayne T. Hockmeyer, Ph.D., Zola P. Horovitz, Ph.D., William N. Kelley, M.D., Joshua Ruch, Marc R. Schneebaum, and Kevin M. Rooney. The Board of Directors has determined that Paul H. Fischer, Ph.D., the Company’s President and Chief Executive Officer, is not independent within the meaning of the NASDAQ director independence standards. The Board has also determined that all standing committees of the Board of Directors are composed entirely of independent directors.

The Board does not have a policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate. Historically, the Company has split the positions of the Chairman of the Board and Chief Executive Officer because we believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board, among other responsibilities, provides guidance to the Chief Executive Officer and presides over meetings of the full Board.

Board’s Role in Risk Oversight

Our management is responsible for managing risks in our business, including developing processes to manage and monitor risks. The Board views its role as one of oversight and of responsibility for setting a tone that risk management should be properly integrated with the Company’s strategy and culture. The Board focuses on understanding management’s risk management systems, the effectiveness of those systems and the way in which management proactively manages risks. In addition, the Board utilizes the Nominating and Corporate Governance Committee, the Audit Committee, and the Compensation Committee to manage risks that arise under each committee’s area of focus.

The Nominating and Corporate Governance Committee regularly reports to the Board on any suggested updates to the Company’s corporate governance guidelines that the committee feels would provide greater Board oversight of systems and processes that ensure the Company adheres to the principles of good governance by which it operates. The Audit Committee oversees management’s maintenance of internal controls and procedures and its compliance with applicable legal and regulatory requirements. The Audit Committee also regularly reports to the Board on its findings, and has authority under its committee charter to discharge its oversight role. The Compensation Committee reviews, and reports to the Board, on a regular basis, the results of the Company’s executive compensation and perquisite programs to ensure that they are properly coordinated to yield payments and benefits that are reasonably related to executive performance. In addition, the Compensation Committee reviews the compensation structures of the Company as a whole. In particular, this review considers whether compensation practices properly take into account an appropriate risk-reward relationship or encourage unnecessary and excessive risks that threaten the value of the Company.

Communication with the Board

The Company’s stockholders may communicate with the Board of Directors or any member thereof by sending any communication, in writing, by certified mail, to:

GenVec, Inc.
Attn: Corporate Secretary
65 West Watkins Mill Road
Gaithersburg, Maryland 20878

Any such communication should state the number of shares beneficially owned by the stockholder. All communications received in accordance with this policy will be forwarded by the Corporate Secretary to GenVec’s Chairman of the Board of Directors. The Chairman of the Board will relay all such communications to the appropriate director or directors on a periodic basis unless he determines that the communication:

•	does not relate to the business or affairs of GenVec or the functioning or constitution of the Board of Directors or any of its committees;
•	relates to routine or insignificant matters that do not warrant the attention of the Board;
•	is an advertisement or other commercial solicitation or communication;
•	is frivolous or offensive; or
•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Company’s management and only in accordance with the Company’s policies and procedures, applicable law and regulations relating to the disclosure of information.

Executive Sessions of the Board of Directors

The Company’s non-management directors, who also constitute the Company’s independent directors, meet at each regularly scheduled Board meeting in executive session without Dr. Fischer or management present. The Chairman of the Board presides over the meetings of the non-management directors.

Policy Regarding Directors Attendance at Annual Meetings of Stockholders

The Company does not have a policy requiring attendance of all directors at the Annual Meeting. All directors attended the Company’s Annual Meeting of Stockholders in 2009.

Code of Business Conduct and Ethics

The Board has adopted the Code of Business Conduct and Ethics (the “Code”), which sets forth standards of expected conduct of the Chief Executive Officer, financial executives, directors, executive officers, and all employees of the Company. The Code includes policies on employment, conflicts of interest, confidential information, and requires strict adherence to all laws and regulations applicable to the conduct of the Company’s business. A copy of the Code can be found in the Investor Relations section on the Company’s website at www.genvec.com. The Company will disclose any amendment to the Code, or waivers of the Code relating to the Company’s directors, executive officers, principal financial and accounting officers, or persons performing similar functions on its website within five business days following the date of any such amendment or waiver. To date, no waivers have been requested or granted.

Director Stock Ownership Guidelines

Stock ownership guidelines have been established for members of the Board. These guidelines were established to align their interests with those of the stockholders and to strengthen their focus on activities that create shareholder value. Under these guidelines, each member of the Board shall own, either directly or beneficially through an investment vehicle, at least 5,000 shares of Common Stock of the Company (which shall be adjusted for stock splits and reclassifications). Shares of Common Stock underlying unexercised options held by a director are not included in the total number of shares of Common Stock owned by such director. The Nominating and Corporate Governance Committee may exempt a director from compliance with these guidelines if compliance would result in a hardship. As of the date of this Proxy Statement, each of the Company’s directors was in compliance with the stock ownership guidelines.

DIRECTOR COMPENSATION TABLE

The Compensation Committee, pursuant to its charter, periodically reviews the compensation of non-employee directors. The Company’s current policy for the compensation of non-employee directors, which was in place for 2009, provides that non-employee directors of the Company receive $20,000 annually for their service on the Board of Directors, $2,000 for each Board meeting attended, and $1,000 for each committee meeting attended. Additionally, the chairman of each of the Company’s committees receives an additional annual payment of $3,500, with the exception of the Audit Committee chairman who receives an annual payment of $5,000. The Chairman of the Board of Directors receives $24,000 annually, $4,000 for each Board meeting attended, and $1,000 per committee meeting.

Directors who are employees of GenVec do not receive fees or other compensation for their services as directors. All directors are reimbursed for travel and other expenses incurred in the performance of their duties.

In addition, each non-employee director receives: (i) upon becoming a director, an option to purchase 20,000 shares of Common Stock that is exercisable ratably over a four-year period, and (ii) after our Annual Stockholders Meeting each year, an annual grant of an option to purchase 15,000 shares of Common Stock, 50% of which becomes exercisable six months after the date of grant and 50% of which becomes exercisable 12 months after the date of grant. In the case of the Chairman of the Board, the annual grant is for 22,500 shares of Common Stock. Director options have an exercise price equal to the fair market value of GenVec common stock on the date of the grant and a ten-year term.

The following table details the total compensation earned by the Company’s non-employee directors in 2009.

Name(1)	Fees Earned or Paid in Cash	Option Awards(2)		Total
Wayne T. Hockmeyer, Ph.D.	$45,500	$9,485	(2)	$54,985
Zola P. Horovitz, Ph.D.	61,000	14,225	(2)	75,225
William N. Kelley, M.D.	42,500	9,485	(2)	51,985
Kevin M. Rooney	40,000	9,485	(2)	49,485
Joshua Ruch	34,000	9,485	(2)	43,485
Marc R. Schneebaum	48,000	9,485	(2)	57,485

(1)	Dr. Fischer, the President and Chief Executive Officer of the GenVec, does not receive any compensation as a Director of the Company. Dr. Fischer’s compensation is disclosed in the Summary Compensation Table.
(2)	On June 17, 2009, each of the Company’s non-management directors received an option to purchase 15,000 shares, which had an aggregate grant date fair value of $9,485, except for Dr. Horovitz, who received an option to purchase 22,500 shares, which had an aggregate grant date fair value of $14,225, as computed in accordance with generally accepted accounting principles.

As of December 31, 2009, each director had the following number of vested and unvested options outstanding:

	Total	Vested	Unvested
Wayne T. Hockmeyer, Ph.D.	143,000	135,500	7,500
Zola P. Horovitz, Ph.D.	168,642	157,392	11,250
William N. Kelley, M.D.	140,000	132,500	7,500
Kevin M. Rooney	50,000	27,500	22,500
Joshua Ruch	138,642	131,142	7,500
Marc R. Schneebaum	65,000	47,500	17,500

All unvested options vest on June 17, 2010 for all directors with the exception of Mr. Schneebaum’s options and Mr. Rooney’s options. Mr. Schneebaum has 7,500 options that will vest on June 17, 2010, with the remaining 10,000 options vesting ratably over two years beginning on April 18, 2010. Mr. Rooney has 7,500 options that will vest on June 17, 2010, with the remaining 15,000 options vesting ratably over three years beginning on January 16, 2010.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information as of April 21, 2010 (unless otherwise specified), regarding the beneficial ownership of the Company’s Common Stock by (i) each named executive officer (as defined below) of the Company (ii) each director of the Company and (iii) all current directors and executive officers as a group. As of April 21, 2010, there were no persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC for computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after April 21, 2010 are considered outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. Except as indicated in the footnotes to this table, each stockholder named in the table below has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 128,905,455 shares of Common Stock outstanding on April 21, 2010. Unless otherwise specified, the address for each director or executive officer is care of the Company at its principal office.

Name of Beneficial Owner(1)	Total Number of Shares Beneficially Owned	% of Class Owned
Directors and Named Executive Officers:
Paul H. Fischer, Ph.D.	1,422,880	1.1%
Wayne T. Hockmeyer, Ph.D.	173,000	*
Zola P. Horovitz, Ph.D.	196,227	*
William N. Kelley, M.D.	145,000	*
Joshua Ruch(2)	3,623,125	2.8%
Marc R. Schneebaum	65,000	*
Kevin M. Rooney	47,500	*
Douglas J. Swirsky	542,492	*
Mark O. Thornton, M.D., MPH, Ph.D.	462,285	*
C. Richter King, Ph.D.(3)	0	*
Bryan T. Butman, Ph.D.	491,642	*
All directors and executive officers as a group (10 persons)	7,169,151	5.6%

*	Represents ownership that does not exceed 1% of the outstanding shares of the Company’s Common Stock.
(1)	Includes shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of April 21, 2010 in the following amounts: Paul H. Fischer, 1,068,743 shares; Wayne T. Hockmeyer, 143,000 shares; Zola P. Horovitz, 168,642 shares; William N. Kelley, 140,000 shares; Joshua Ruch, 138,642 shares; Marc R. Schneebaum, 60,000 shares; Kevin M. Rooney, 40,000 shares; Douglas J. Swirsky, 472,492 shares; Mark O. Thornton, 382,285 shares; Bryan T. Butman, 427,787 shares; C. Richter King, 0 shares; and directors and officers as a group (10 people) 3,041,591 shares.
(2)	Pursuant to a Schedule 13D filed by Joshua Ruch with the SEC on September 5, 2007:
(a)	Mr. Ruch has sole voting and dispositive power over 1,751,008 shares, including shares held by Rho Investment Partners “H”, L.P. Mr. Ruch is the sole stockholder of Atlas Capital Corp., which is the general partner of Rho Management Partners, L.P., which is the general partner of Rho Investment Partners “H”, L.P.
(b)	Mr. Ruch has shared voting and dispositive power over 1,733,475 shares, including shares for which Rho Capital Partners, Inc. has voting and dispositive power for its investment advisory clients. Mr. Ruch is chief executive officer and a managing partner of Rho Capital Partners, Inc.

Mr. Ruch disclaims beneficial ownership, except to the extent of his pecuniary interest therein, in any shares held by Rho Investment Partners “H”, L.P. and by Rho Capital Partners, Inc. or its affiliates. The address for the above entities is 152 West 57th Street, 23rd Floor, New York, NY 10019.

(3)	Dr. King resigned from the Company on April 15, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed by such reporting persons.

Based solely on the Company’s review of copies of such reports furnished to the Company and written representations that no other reports were required during the year ended December 31, 2009, the Company believes that all Section 16(a) filing requirements applicable to the Company’s executive officers, directors, and greater than 10% beneficial owners were complied with in a timely manner.

Related Person Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s senior management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions, including obtaining annual written certifications of the directors and executive officers with respect to their knowledge of related person transactions. The Company’s senior management is responsible for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. The Audit Committee reviews and approves or ratifies any related party transaction that meets the standard for disclosure under the SEC rules. The Audit Committee’s review of related party transactions, including information reported to the Audit Committee by senior management and the written certifications, encompasses transactions with related persons within the meaning of Item 404A of Regulation S-K as promulgated by the SEC. The Audit Committee reviews each potential related party transaction on its underlying merit. In accordance with the Audit Committee’s practices, in the course of its review and approval or ratification of related person transactions, the Committee considers:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and
•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2010 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2010 and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (through incorporation by reference to the Company’s Proxy Statement for 2010).

The Compensation Committee:
April 9, 2010

Wayne T. Hockmeyer, Ph.D. (Chair)
Joshua Ruch
Marc R. Schneebaum

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Introduction

This section of the proxy statement discusses the principles underlying the Company’s compensation decisions for 2009 for the Company’s named executive officers and the most important factors relevant to an analysis of these decisions. It also provides information regarding the manner and context in which compensation is awarded to and earned by the named executive officers. In 2009, the Company only had five executive officers, one of whom resigned in April 2009, and we refer to these executive officers as the “named executive officers” throughout this section:

•	Paul H. Fischer, Ph.D., President and Chief Executive Officer
•	Douglas J. Swirsky, Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
•	Bryan T. Butman, Ph.D., Senior Vice President, Vector Operations
•	Mark O. Thornton, M.D., Ph.D., Senior Vice President, Product Development
•	C. Richter King, Ph.D., Senior Vice President, Research, who resigned effective April 15, 2009

The compensation of these individuals is presented in the tables and other quantitative information that follows this section. Compensation decisions for the CEO are recommended by the Compensation Committee (the “Committee”) and approved by the Board of Directors and decisions for the other named executives are approved by the Committee.

Summary of Factors Impacting Compensation Actions in 2009

The following is a summary of the key factors that impacted compensation actions taken in 2009. More detailed discussion of these actions can be found in the “Base Salary,” “Annual Performance Award Plan” and “Long-term Incentives” sections of the CD&A.

Like other clinical-stage biotechnology companies, GenVec entered 2009 facing challenging business conditions. Compensation decisions in January 2009 — the time at which we normally provide salary increases, pay bonuses, and award stock options — were largely driven by our focus on cash preservation. The Company’s cash preservation focus was reflected in the following three decisions:

•	GenVec froze 2009 base salaries at 2008 levels.
•	No bonuses were paid for fiscal 2008 performance, despite having reached the target corporate performance goals for the year.
•	GenVec continued its practice of annual stock option grants, as these stock options create no cash obligation for the Company and serve as an effective motivation and retention tool.

Additionally, during 2009 the Compensation Committee approved two additional compensation actions that were directly in response to business conditions:

•	We modified our performance measurement approach in the Annual Performance Award Plan. In recent years, the Committee had set specific threshold, target and maximum performance objectives for certain corporate goals and placed specific weighting on corporate and individual performance. For greater operational flexibility in 2009, GenVec did not set threshold, target and maximum performance objectives, nor did it place specific weighting on any goals. As a result of this modification, the Committee’s evaluation of fiscal 2009 corporate performance required a more subjective assessment than in prior years.
•	The Compensation Committee approved a special one-time award of restricted stock in October 2009 that was designed to create an additional retention incentive for certain employees that are critical to the Company achieving its goals.

Executive Compensation Program Objectives and Philosophy

Compensation of the named executive officers is designed not only to attract and retain a quality executive team with the skills the Company believes are necessary to achieve its business plan, but also to reward those individuals over time who continue to perform at or above expectations. We have three key objectives for our program:

•	Align the interests of executive officers with those of the stockholders.
•	Focus named executives officers on key corporate goals.
•	Provide a competitive total compensation package that will enable us to attract and retain talent.

GenVec’s philosophy is to structure compensation programs so that the total compensation opportunity generally aligns with the 50th percentile of peer companies. GenVec views its peer companies as other clinical-stage biotechnology companies with a similar number of employees and market capitalization. These companies are considered to be GenVec’s primary competitors for executive talent.

However, although compensation opportunities are generally set based on the 50th percentile, actual realization of that opportunity is impacted by the Company and individual’s performance. By design, actual compensation cannot be realized under the Annual Performance Award Plan unless the performance goals are attained and, if the performance goals are surpassed, the plan provides for higher levels of award payouts. With stock options, no value is realized unless the share price increases after grant and the value ultimately realized has no cap. Thus, compensation ultimately realized can vary significantly from the 50th percentile based on these performance factors. For further discussion of the relationship between compensation realized under these plans and performance, refer to the “Annual Performance Award Plan” and “Long-term Incentive” sections.

Process for Determining Executive Compensation

Information Reviewed by the Compensation Committee

Each year, the Committee reviews competitive information on executive compensation practices and levels from the peer companies, including base salaries, target bonus opportunities, stock option awards, annual bonus plan designs and long-term incentive design practices. This assessment is prepared by the Committee’s independent compensation consultant and reviewed in the late third quarter or fourth quarter, in advance of compensation decisions made by the Committee in January.

The Committee also reviews performance information provided by the CEO, including an assessment of overall corporate performance and an assessment of individual performance and compensation recommendations for each named executive officer, other than himself. The CEO does not submit an assessment of his own performance, does not present a recommendation on his own compensation, and does not participate in the portion of the meeting where his compensation is approved.

The Committee considers the assessment and the input it receives from management, and exercises its own judgment in evaluating performance, recommending the CEO’s compensation to the Board of Directors and approving compensation for the other named executive officers. In addition, the Committee may consider other factors specific to each individual such as experience, position and scope of responsibility, and retention considerations.

Information Provided by the Independent Consultant

In 2006, the Committee retained Towers Perrin as its independent compensation consultant. Towers Perrin, now known as Towers Watson, reports directly and exclusively to the Compensation Committee, and provides objective input and analysis to the Committee. Towers Watson provides no other services to the Company.

Each year, at the Committee’s instruction, Towers Watson prepares its competitive assessment of GenVec’s compensation practices and levels relative to the peer companies. The competitive assessment covers base salaries, annual performance awards and stock option awards and is intended to help the Committee determine whether executive compensation is adequate to meet the Company’s objective of attracting and retaining key executives. Towers Watson’s competitive assessment also comments on the Company’s compensation objectives and practices based, in part, on data drawn from peer companies.

Involvement of Management

The CEO participates in all of the Committee meetings, except for executive sessions or the portions of meetings during which his compensation is discussed. His role in the process for determining executive compensation is to provide the Committee with an assessment of overall corporate performance, an assessment of each named executive officer’s performance, and his compensation recommendations for each named executive officer’s compensation.

In making his recommendations, the CEO relies on background information and supporting materials from the Executive Director, HR & Administration. These materials are provided to the Committee in advance for their review. In addition, the Executive Director HR & Administration attends all the Committee meetings, but is not present at the executive sessions.

Management, primarily the Executive Director HR & Administration, also directly interfaces with the independent consultant to provide background information required for the independent consultant’s competitive assessment.

Use of Market Compensation Data

Based on the instructions of the Compensation Committee, as part of the competitive assessment, Towers Watson compiles and analyzes peer company data for the Compensation Committee from two sources:

•	The 2008 Radford Biotechnology Survey (the “Radford Survey”)
—	the Radford Survey provides data for a broad group of biotechnology companies and segments the data by company size (in terms of employees)
—	the Compensation Committee considers the data for companies with 50 – 150 employees, consistent with the size of GenVec
•	Proxy statements of other clinical-stage biotechnology companies (“Proxy Data”)
—	After receiving input from Towers Watson, these companies were selected by the Compensation Committee based on: development stage, number of employees and market capitalization

—	The companies included in Towers Watson’s 2009 competitive assessment included:

Acadia Pharmaceuticals Inc.	Genitope Corp.
Allos Therapeutics, Inc.	Genomic Health Inc.
Alnylam Pharmaceuticals Inc.	Immunogen Inc.
Antigenics Inc.	Incyte Corp.
Ariad Pharmaceuticals, Inc.	Introgen Therapeutics Inc.
Avigen Inc.	ISTA Pharmaceuticals
Celldex Therapeutics Inc.	Kosan Biosciences Inc.
Critical Therapeutics, Inc.	Memory Pharmaceutical Corp.
Cytokinetics Inc.	Middlebrook Pharmaceuticals Corp.
Dyax Corp	Renovis, Inc.
Dynavax Technologies Corp.	Seattle Genetics Inc.
EntreMed Inc.	Targeted Genetics Corp.
Genaera Corp.	Vical Inc.
Genelabs Technologies Inc.

The Committee believes that the use of both the Radford Survey and the Proxy Data provides it with the best overall mix of competitive information. The Committee believes that the Radford Survey is commonly used within the biotechnology industry, which is consistent with the objective of providing competitive levels of compensation, and it provides data for comparable positions for each of the named executive officers.

The Committee believes that also using the Proxy Data provides the ability for peer compensation data to be focused more specifically on clinical-stage biotechnology companies similar to GenVec. However, for the Company’s Senior Vice President, Vector Operations, and Senior Vice President, Research, the Committee only used the Radford Survey because the Proxy Data did not contain data for positions comparable to those positions.

The Committee does not have a policy of setting compensation components, or total compensation, exactly at the 50th percentile of the Radford Survey or the Proxy Data, nor does the Committee formally weight the Radford Survey and Proxy Data in making its compensation decisions. Rather, the information is used by the Compensation Committee as a guide in setting compensation levels, salaries, annual performance awards and stock option grants. The Committee feels that, in general, GenVec’s compensation opportunities should align with the 50th percentile, but it does not apply a formulaic approach.

The Committee focuses on the 50th percentile for comparison purposes because of its view, which was consistent with Towers Watson’s advice, that maintaining competitive levels of compensation to attract and, more importantly, retain the named executive officers is best achieved by targeting opportunities at the 50th percentile. The Committee has data at the 25th and 75th percentiles, but generally that is not used in its decisions. In practice, the Committee may set a particular component above or below the 50th percentile based on factors summarized previously and discussed more fully in the “Base Salary,” “Annual Performance Awards,” and “Long-term Incentives” Sections. Additionally, actual compensation realized under the Annual Performance Award and Stock Option plans could ultimately vary from the 50th percentile depending on performance.

Components of Executive Compensation

Mix of Compensation

The Company’s compensation program features three main components: base salaries, Annual Performance Plan Awards (bonus), and annual stock option grants. The mix of compensation is determined largely by the Committee’s practice of setting each component based on its judgment, as informed by the 50th percentile of the Radford Survey and the Proxy Data. By setting each compensation component to generally align with the 50th percentile, the Committee believes it is supporting the retention objectives of the program. Additionally, providing annual performance award opportunities and stock option grants that align with the

50th percentile support the motivation aspects of these plans by providing a competitive award when the Company and individual achieve performance goals and value is created for shareholders.

Base Salaries

The base salaries for the named executive officers are reviewed annually and adjusted periodically to take into account individual performance, promotions, and trends in the 50th percentile salary levels in the Radford Survey and Proxy Data. In instances where an executive officer is a key strategist, well known in a particular field of expertise, or creates policies that may lead to product development, the Compensation Committee may provide compensation above the 50th percentile. In considering base salary levels, the Compensation Committee gives most weight to the CEO’s performance assessment of each named executive officer (other than himself) but also takes into consideration the overall Company’s performance, as discussed below in the Annual Performance Award section.

As previously described, our focus on cash preservation in early 2009 resulted in the decision by the Committee to freeze all named executive officers’ base salaries at 2008 levels. This freeze remained in place for all of 2009.

Annual Performance Award Plan

Each year, named executive officers have the opportunity to receive annual performance awards through participation in the Company’s Annual Performance Award Plan. Participants in this plan are eligible to receive a target payment that is expressed as a percentage of the participant’s base salary and that is based on performance of the Company and each named executive officer’s overall individual performance.

The target annual performance award opportunity is generally based on the peer group 50th percentile, referencing both the Radford Survey and the Proxy Data. Annual performance award opportunities for 2009 were set at 50% of base salary for the CEO and 30% of base salary for the other named executive officers. For all named executive officers, the current annual performance award opportunity is at the peer group 50th percentile of the Radford Survey and Proxy Data.

Historically, GenVec has set a specific threshold, target and maximum performance objective for corporate goals. For example, in past years, GenVec established a threshold, target and maximum number of new patients to be enrolled in its TNFerade clinical trials and threshold, target and maximum funding levels for its vaccine programs. Additionally, GenVec has historically placed a formal weighting on corporate versus individual goals. This weighting varied somewhat among the executive officers. For example, the CEO had 100% of his award tied to corporate performance while other named executive officers had 70% tied to corporate performance and 30% tied to individual performance. This approach applied to our 2008 Annual Performance Award Plan; however, in 2009, management recommended and the Committee decided not to pay any bonuses with respect to 2008.

For 2009, as previously described, GenVec modified the performance measurement approach in the Annual Performance Award Plan. The modification was designed to provide greater operational flexibility based on the uncertain business conditions at the start of the year. Specifically, the Committee decided not to set threshold, target and maximum performance objectives for the corporate goals or place specific weighting on corporate versus individual goals. As a result of this modification, the evaluation of fiscal 2009 corporate performance required a more subjective assessment than in prior years.

In general, achievement of 100% of the corporate goals and the Compensation Committee’s positive evaluation of individual performance will result in the payment to the individual of annual incentive performance awards at the target level. The Compensation Committee retains the discretion to pay the annual performance awards at levels below or above the target level as it evaluates both the achievement of corporate goals and the individual performance of the executives. The Compensation Committee retains the right not to make any payments if, in their judgment, it is not feasible based on the financial state of the Company or other business concerns related to Company.

When exercising its discretion to determine at what level, or if, the annual incentive performance awards are paid, the Committee considers its assessment of achievement of each goal and the overall achievement of all of the goals for the annual performance plan. In 2009, the Committee did not assign predetermined weightings to the goals. Rather, the Compensation Committee maintains the discretion to determine how to evaluate the components of the goals in relation to each other.

Based on the Committee’s evaluation of 2009 performance, it decided to award bonuses generally at the target level as summarized in the following chart:

Named Executive Officer	2009 Target Bonus	2009 Actual Bonus	Actual as Percent of Target
President and CEO	$205,000	$205,000	100%
SVP, CFO, Corporate Secretary & Treasurer	$85,860	$85,000	99%
SVP, Vector Operations	$73,830	$75,000	102%
SVP, Product Development	$91,485	$85,000	93%

Because Dr. King left prior to the end of the year, the Compensation Committee did not calculate a bonus amount for him.

In making its decision to pay annual performance awards at the target level, the Committee evaluated actual accomplishments in relation to the corporate goals established at the start of 2009. The Committee’s evaluation of 2009 actual accomplishments against corporate goals is summarized as follows.

•	TNFerade: 2009 goals included: (1) clinical enrollment target of 60 patients; (2) manufacturing cost reduction targets; (3) further progress towards the Company’s plan to file a Biologics License Application (BLA); (4) review of out-licensing opportunities; and (5) additional grant funding. Overall, the Company met or exceeded these goals, as it enrolled 67 new patients in the TNFerade clinical study, reduced manufacturing financial commitments and obtained FDA agreement to evaluate an alternative site, developed a detailed plan for clinical, non-clinical, regulatory and manufacturing portions of the BLA filing, evaluated out-licensing opportunities and received additional grant funding. The initial TNFerade goals included an initial objective of enrolling 30 new patients in 2009. This objective was revised upward to 60 in June 2009 when the Company raised additional equity. As noted, GenVec surpassed the revised goal of 60, having enrolled 67 new patients in 2009.
•	Funded Vaccine Programs: 2009 goals included: (i) supporting existing HIV contracts and extending funding for FY2010; (ii) supporting existing foot-and-mouth contracts and signing a follow-on contract; (iii) signing a new Malaria Vaccine Initiative contract; and (iv) progressing RSV and HSV-2 research and development. Overall, the Company met these goals as it supported existing HIV contracts and obtained 2010 HIV funding commitments at 2009 levels, made progress towards obtaining a follow-on contract for foot-and-mouth disease (which was awarded in February 2010), obtained and supported a new Malaria Vaccine Initiative contract and broadened its IP filings.
•	Hearing Loss and Balance Disorders: 2009 goals included: (i) obtaining new grant funding and supporting research objectives of current grants; and (ii) entering into a corporate partnership to fund research and development. The Company met both of these goals as it was awarded a new National Institute of Health (NIH) grant and made significant progress in identifying a corporate partnership (research and licensing deal with Novartis announced January 2010).
•	Finance, Facilities, IT: 2009 goals included: (i) improved operating efficiencies and (ii) additional equity investments to improve the Company’s cash position. The Company met both of these goals with completion of a staff reduction and completion of two equity offerings for a total of approximately $11 million, net of expenses.

•	HR and Administration: 2009 included: (i) administering the staff reduction; (ii) improving administrative support levels and efficiency; and (iii) reducing benefit costs. The Company met all of these goals with the completion of the staff reduction, improvements to the administrative support process and a reduction in employee benefit plan costs.

There was no formula or weightings used in the Committee’s decision to pay annual performance awards generally at the target level and its evaluation of Company performance. However, the Committee in its discretion, views the Company’s 2009 accomplishments against the corporate goals as generally deserving of awards at the target level. However, the Committee also evaluated individual performance, which caused some variation among the named executive officers in the percentage of the target annual performance award actually paid. The CEO is evaluated entirely on corporate performance and, thus, the actual accomplishments described above are reflective of his individual accomplishments. The other named executive officers are evaluated on performance with respect to their specific areas of responsibility within the Company. Key accomplishments for the other named executive officers, other than Dr. King, include:

•	Douglas J. Swirsky, SVP, CFO, Corporate Secretary & Treasurer: Successfully lowered operating expenses; Met objectives in obtaining additional equity investments and under his management, completed the Novartis Institutes for Biomedical Research, Inc. (“Novartis”) corporate partnership for the Hearing Loss Program.
•	Bryan T. Butman, SVP, Vector Operations: Led the Company’s efforts on supporting existing foot-and-mouth contracts and attaining a new follow-on contract; Maintained drug supply and new manufacturing objectives; oversaw manufacturing and drug supply planning for hearing loss program.
•	Mark O. Thornton, SVP, Product Development: Oversaw TNFerade clinical and regulatory efforts; including Fast-Track and Orphan designation for TNFerade; and planning for a potential BLA filing.

As previously described, there was no formal weighting placed on corporate versus individual performance in determining annual performance awards with respect to 2009. The Committee exercised judgment in making final determinations on each individual’s 2009 annual performance award.

Long-term Incentives — Annual Stock Option Grants

The Company uses stock options for its equity incentive awards to be consistent with its objective to align the interests of stockholders and its executives. Stock options were selected in part because the value of the options to employees is dependent on an improvement in stock price, and because of Towers Watson’s advice that stock options continue to be the predominant form of equity award at clinical-stage companies. The peer group data assembled by Towers Watson in October 2008 showed that all of the companies in the peer group used stock options and fewer than half of companies also make grants of other equity award types.

Stock options are awarded annually and are considered part of total compensation, along with base salary and annual performance awards. Stock options generally vest over a four-year period, with one-eighth of each option grant vesting six months after the date of grant and the remainder vesting ratably over the following 42 months. This vesting schedule was selected because of the Company’s belief that it is consistent with industry practice while still providing a relatively long retention benefit.

Prior to the Compensation Committee setting the size of option awards, the CEO makes a recommendation to the Committee for the other named executive officers. The CEO uses the Radford Survey and Proxy Data as a starting point in developing his recommendations (other than for himself) and that data are also available to the Committee when it makes its decisions. Following review of the Proxy Data and Survey Group Data group data and the CEO’s recommendations, the Committee also considers, in its collective experience and judgment, the CEO’s individual performance assessments of the other named executive officers and other factors including the number of options already held by the executive and retention considerations. No formal weightings are applied to these factors in determining the size of option grants.

The following chart summarizes the stock options awarded to the named executive officers in January 2009. For the named executive officers other than the CEO, the number of options granted in January 2009 was increased over the data suggested by the Radford Survey, Proxy Data and the CEO’s recommendations based on the Committee’s desire to provide an additional retention incentive given the fact salaries were frozen and no bonuses were paid with respect to 2008, despite having met the target performance expectations.

In setting the number of stock options above the 50th percentile for the CEO, the Committee also considered that the number of options already held by the CEO was below levels held by peer company executives.

Named Executive Officer	Number of Stock Options Granted January 2009
President and CEO	380,000
SVP, CFO, Corporate Secretary & Treasurer	225,000
SVP, Vector Operations	225,000
SVP, Product Development	225,000
SVP, Research	225,000

Long-term Incentives — Special, One-time Restricted Share Grant

The Compensation Committee recommended and the Board of Directors approved a special one-time award of restricted stock in October 2009 that was designed to create an additional retention incentive. The Committee decided to approve the one-time award of restricted stock because of perceived concerns about retention. The Committee was concerned that notwithstanding the positive performance of management in making progress on the Company’s corporate goals, the Company had not paid a 2008 bonus, had frozen salaries and had a headcount reduction, and therefore was at risk of not being able to retain the Company’s leadership employees who were viewed as important to continuing to achieve the Company’s corporate goals. A total of 500,000 restricted shares were granted to a total of 20 executives and employees. The grants to the named executive officers are summarized in the following table.

Named Executive Officer	Number of Restricted Shares Granted
President and CEO	90,000
SVP, CFO, Corporate Secretary & Treasurer	50,000
SVP, Vector Operations	50,000
SVP, Product Development	50,000

The restricted shares vest 50% on the second anniversary and 50% on the third anniversary of grant, which the Committee believed served as an appropriate balance of encouraging retention and rewarding employees. The Committee does not currently intend to award restricted stock annually, however, it retains the discretion to use restricted stock in the future and will periodically evaluate whether the prevalence of restricted stock increases among its peer companies.

Long-term Incentives — Timing of Equity Grants and Other Equity Granting Policies

Annual stock option grants are made in the first quarter of each fiscal year. These awards are discussed during the same meeting when the Committee determines all elements of the executive officers’ compensation for the year.

Stock options that are granted as part of the long-term incentive program are granted with an exercise price equivalent to the closing price of the Common Stock on NASDAQ on the date of grant. Stock options that are granted to any newly hired or promoted executive officers during the course of the year must be approved by the Committee prior to extending an offer or promotion. The exercise price of stock options granted to a newly hired executive officer is generally set at the closing price of GenVec’s Common Stock on the NASDAQ on the start date of the executive officer. The exercise price of stock options granted to an executive officer when the officer is promoted is set on the effective date of the promotion.

The Company does not currently maintain any formal policy regarding executive officer stock ownership or the hedging of economic risk related to such stock ownership nor does it have any program, plan or obligation that requires it to grant equity compensation to any executive on specified dates. The authority to make equity grants to executive officers rests with the Committee, although, as noted above, the Committee does consider the recommendations of the CEO in setting the compensation of the other named executive officers.

Severance and Change in Control Policies

GenVec has salary continuation agreements with each of the named executive officers and change in control agreements with each of the CEO and the SVP, CFO, Corporate Secretary and Treasurer. The Company entered into these severance arrangements because it believed that they are important to attract and retain qualified executive officers due to the prevalence of similar provisions in the market in which it competes for executives. An October 2007 executive compensation assessment provided by Towers Watson confirmed through a review of peer group data that the Company’s severance and change in control practices were consistent with the practices in the peer group.

GenVec’s salary continuation agreements provide payments upon termination without cause. As discussed above, these agreements are provided based on competitive market practice. The Company also desires to provide some level of income continuity should an executive’s employment be terminated without cause. It believes providing for such income continuity results in greater management stability and minimizes costs involving unwanted management turnover.

Under the terms of the salary continuation agreements, if the named executive officer is terminated without cause and other than by reason of death or disability, the executive will be paid the executive’s regular base salary for a specified period. For the CEO, the period is 24 months, for all of the other named executive officers it is 12 months. The named executive officer will also receive a bonus equal to the bonus paid to the officer for the fiscal year preceding the termination date, pro rata. These agreements also include continued health and welfare benefits for the same period as salary continuation, a non-compete for the same period as the salary continuation and a non-disparagement clause.

The change in control agreements with the CEO and the SVP, CFO, Corporate Secretary, and Treasurer provide payments upon termination without cause following a change in control. As discussed above, these agreements are provided based on competitive market practice. The agreements are also designed to ensure that the executive’s interests remain aligned with stockholders while the Company considers, or during the pendency of, a transaction that involves a change of control.

Under the terms of the change in control agreement, if the CEO’s employment is terminated or if he resigns for good reason following a change in control, he would receive a lump sum payment equal to his monthly salary and average monthly bonus times 24, continued health and welfare benefits for a 24 month period, and a pro-rata bonus for the termination year. In addition, his agreement allows for an excise tax gross-up payment, reimbursement of certain legal costs, and the accelerated vesting of all unvested options at termination. The SVP, CFO, Corporate Secretary, and Treasurer’s agreement is similar, except his agreement uses a multiple of 18 in place of 24.

Additional information regarding these agreements, including a definition of key terms and a quantification of benefits that would be received by the named executive officers had termination or a change in control occurred on December 31, 2009, is found below under the heading “Potential Payments on Termination or Change in Control.”

Compensation Deductibility Policy

Under Section 162(m) of the Code and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1.0 million paid to the CEO and the three most highly compensated executive officers (other than the Chief Financial Officer). Performance-based compensation that has been approved by stockholders, however, is excluded from the $1.0 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board Committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). The applicability of Section 162(m) in the Company’s compensation programs influences the overall design of the Company’s compensation program, including with respect to the decision to use stock options.

At this time, however, the Section 162(m) $1.0 million cap does not directly impact the cash compensation programs given that stock options qualify as performance-based compensation and none of the executive officers is expected to receive greater than $1.0 million in cash compensation. The Company intends to continue to monitor the applicability of Section 162(m) and expects that it will make efforts to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the named executive officers.

EXECUTIVE COMPENSATION TABLES AND INFORMATION

Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2009:

Name and Principal Position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
		($)	($)(1)	($)(1)	($)(2)	($)(3)		($)
Paul H. Fischer, Chief Executive Officer	2009	$410,000	$71,100	$118,384	$205,000	$6,125		$810,609
	2008	$410,000	$—	$378,665	$—	$5,750		$794,415
	2007	$380,000	$—	$366,131	$145,000	$5,625		$896,756
Douglas J. Swirsky, Sr. Vice President, Chief Financial Officer	2009	$286,200	$39,500	$70,096	$85,000	$1,193		$481,989
	2008	$286,200	$—	$189,332	$—	$5,750		$481,282
	2007	$270,000	$—	$54,920	$80,000	$32,515	(4)	$437,435
Bryan T. Butman, Sr. Vice President Vector Operations	2009	$246,100	$39,500	$70,096	$75,000	$7,162	(5)	$437,858
	2008	$246,100	$—	$220,888	$—	$5,750		$472,738
	2007	$230,000	$—	$137,299	$80,000	$5,625		$452,924
C. Richter King, Sr. Vice President Research(6)	2009	$71,779	$—	$70,096	$—	$16,782	(6)	$158,657
	2008	$246,100	$—	$220,888	$—	$7,287	(6)	$474,275
	2007	$230,000	$—	$137,299	$80,000	$5,625		$452,924
Mark O. Thornton, Sr. Vice President Product Development	2009	$304,950	$39,500	$70,096	$85,000	$6,125		$505,671
	2008	$304,950	$—	$220,888	$—	$5,750		$531,588
	2007	$285,000	$—	$137,299	$80,000	$3,266		$505,565

(1)	Amounts represent the aggregate grant date fair value as computed in accordance with ASC Topic 718.
(2)	Represents amounts earned under the Company’s annual performance award plan for the respective year. The Company’s 2009 annual performance award plan is further discussed in the “Compensation Discussion & Analysis” portion of this Proxy Statement.
(3)	Includes matching contributions allocated by the Company under GenVec’s 401(k) plan.
(4)	Includes $5,063 for matching contributions allocated by the Company under GenVec’s 401(k) plan and a $27,452 payment under the terms of Mr. Swirsky’s relocation package in 2007.
(5)	Includes $6,125 for matching contributions allocated by the Company under GenVec’s 401(k) plan and a $1,037 anniversary bonus.
(6)	Dr. King resigned from the Company effective April 15, 2009. Dr. King received a payout of unused accrued vacation in the amount of $14,987 at his resignation date. In 2008, Dr. King received a $1,537 anniversary bonus payment.

Grants of Plan Based Awards

The following table presents information on equity awards granted under the 2002 Stock Incentive Plan and awards granted under the annual incentive cash plan during the year ended December 31, 2009 to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stocks or Units	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Paul H. Fischer	01/22/09		$205,000
	01/22/09					380,000	$0.41	$118,384
	10/14/09				90,000			$71,100
Douglas J. Swirsky	01/22/09		$85,860
	01/22/09					225,000	$0.41	$70,096
	10/14/09				50,000			$39,500
Bryan T. Butman	01/22/09		$73,830
	01/22/09					225,000	$0.41	$70,096
	10/14/09				50,000			$39,500
C. Richter. King	01/22/09		$73,830
	01/22/09					225,000	$0.41	$70,096
Mark O. Thornton	01/22/09		$91,485
	01/22/09					225,000	$0.41	$70,096
	10/14/09				50,000			$39,500

(1)	Represents the potential amounts to be paid under our 2009 annual performance award plan. For a further explanation of the 2009 annual performance award plan, including the target amount set by the Compensation Committee (as a percentage of their base salary) that each named executive officer was entitled to earn, see the “Compensation Discussion & Analysis” portion of this Proxy Statement.
(2)	All options were granted under the Company’s 2002 Stock Incentive Plan, and vest over a four year period, with 12.5% vesting six months after the grant date and the remaining shares vesting ratably over the remaining 42 months. In addition, on October 14, 2009 the Company issued restricted stock awards with a $0.79 per share grant date fair value that vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year End

The following table provides information with respect to outstanding stock options and restricted stock awards held by the named executive officers as of December 31, 2009. All of the outstanding grants listed below were made under the Company’s 2002 Stock Incentive Plan.

	Option Awards					Stock Awards
Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Paul H. Fischer	40,000	0	0	$3.08	07/25/11
	40,000	0	0	$4.05	01/18/12
	60,000	0	0	$3.25	07/30/12
	150,000	0	0	$3.21	01/15/14
	150,000	0	0	$1.88	01/19/15
	146,872	3,128	0	$1.69	01/18/16
	145,831	54,169	0	$2.61	01/18/17
	143,748	156,252	0	$1.79	01/16/18
	87,082	292,918	0	$0.41	01/22/19
						90,000	108,000
Douglas J. Swirsky	243,746	56,254	0	$1.13	09/18/16
	21,874	8,126	0	$2.61	01/18/17
	71,874	78,126	0	$1.79	01/16/18
	51,562	173,438	0	$0.41	01/22/19
						50,000	60,000
Bryan T. Butman	3,000	0	0	$4.67	09/13/10
	5,000	0	0	$3.08	07/25/11
	5,000	0	0	$3.16	02/20/12
	20,000	0	0	$3.25	07/30/12
	30,000	0	0	$3.21	01/15/14
	45,000	0	0	$1.88	01/19/15
	73,436	1,564	0	$1.69	01/18/16
	54,686	20,314	0	$2.61	01/18/17
	83,853	91,147	0	$1.79	01/16/18
	51,562	173,438	0	$0.41	01/22/19
						50,000	60,000
C. Richter King	0	0	0
Mark O. Thornton	118,748	31,252	0	$1.11	10/02/16
	54,686	20,314	0	$2.61	01/18/17
	83,853	91,147	0	$1.79	01/16/18
	51,562	173,438	0	$0.41	01/22/19
						50,000	60,000

(1)	The options indicated in the table above as unexercisable at December 31, 2009 result from the following option grants which vest over a four year period with 12.5% vesting after six months from the date of grant and the remainder vesting ratably over the next 42 months.

On January 18, 2006, Dr. Fischer was granted 150,000 options and Dr. Butman was granted 75,000 options.

On September 18, 2006, Mr. Swirsky was granted 300,000 options.

On October 2, 2006, Dr. Thornton was granted 150,000 options.

On January 18, 2007, Dr. Fischer was granted 200,000 options, Mr. Swirsky was granted 30,000 options, and Drs. Butman and Thornton were granted 75,000 options each.

On January 16, 2008, Dr. Fischer was granted 300,000 options, Mr. Swirsky was granted 150,000 options, and Drs. Butman and Thornton were granted 175,000 options each.

On January 22, 2009, Dr. Fischer was granted 380,000 options, Mr. Swirsky and Drs. Butman and Thornton were granted 225,000 options each.

(2)	The restricted stock awards indicated in the table above were granted on October 14, 2009 and vest 50% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant.
(3)	The market value of the shares of common stock that have not vested is based on the closing price of our common stock on the NASDAQ Global Market of $1.20 on December 31, 2009.

Potential Payments on Termination or Change in Control

Salary Continuation Agreements.  The Company entered into a salary continuation agreement with each of its named executive officers pursuant to a form of agreement that was adopted in October 2002 and entered into amendments of these agreements in December 2008 to provide for technical compliance with certain Treasury regulations. Under the terms of the salary continuation agreements, if the named executive officer is terminated without “cause” (as defined below) and other than by reason of death or disability, the officer will be paid the officer’s regular base salary for a specified period. For Dr. Fischer, the period is 24 months; for each of the other named executive officers it is 12 months. The named executive officer will also receive a pro-rata bonus equal to the product of the bonus paid to the officer for the fiscal year preceding the termination date, divided by 12 months times the number of months of service during the year of termination. These agreements also include continued health and welfare benefits for the same period as salary continuation, a non-compete for the same period as the salary continuation and a non-disparagement clause. The table below shows the amount each of the named executive officers would have been entitled to receive in the event of a qualifying termination by the Company as of December 31, 2009, pursuant to the terms of the applicable salary continuation agreements and the terms of the stock option plan under which the options were originally granted, either the Company’s 2002 Stock Incentive Plan or the 1993 Employee Stock Option Plan.

	Cash Severance Payments(1)	Continuation of Benefits(2)	Total
Paul H. Fischer, Ph.D.	$820,000	$31,394	$851,394
Douglas J. Swirsky	$286,200	$19,758	$305,958
Mark O. Thornton, M.D., MPH, Ph.D.	$304,950	$19,758	$324,708
Bryan T. Butman, Ph.D.	$246,100	$16,165	$262,265
C. Richter King, Ph.D.(3)	$0	$0	$0

(1)	Includes salary continuation for the period specified in the executive officer’s salary continuation agreement and the pro-rata bonus amount. For purposes of the table, the Company used the amount of the actual bonus earned by each officer in 2008, which was zero.
(2)	Includes the cost of medical, dental, life, accidental death and dismemberment and long-term disability insurance for the period specified in the salary continuation agreement.
(3)	Dr. King resigned from the Company effective April 15, 2009.

Acceleration of Stock Awards.  The form of stock option award agreements for stock option grants made to each of the named executive officers provides that in the event of a change in control (as defined below), all unvested equity awards will accelerate in full. The following table sets forth the value of the acceleration that each named executive officer would have been entitled to receive had a change of control occurred on December 31, 2009 by multiplying the number of exercisable stock options at December 31, 2009 by the closing price of GenVec stock of $1.20 on December 31, 2009.

Long-term Incentive Compensation
Paul H. Fischer, Ph.D.(1)	$300,200
Douglas J. Swirsky(1)	$198,750
Mark O. Thornton, M.D., MPH, Ph.D.	$191,250
C. Richter King, Ph.D.	$—
Bryan T. Butman, Ph.D.	$177,750

(1)	Dr. Fischer and Mr. Swirsky also have additional agreements with respect to certain changes in control of the Company that are discussed below.

Change in Control Agreements with Dr. Fischer and Mr. Swirsky.  GenVec also entered into a change in control agreement with Dr. Fischer in October 2002 and with Mr. Swirsky when he joined the Company in September 2006 and entered into amendments of these agreements in December 2008 to provide for technical compliance with certain Treasury regulations, which in part resulted in modifications to the definition of good reason. Dr. Fischer and Mr. Swirsky are entitled to certain payments upon termination without cause (as defined in the salary continuation agreements described above) following a change in control (as defined in the stock option award agreements described above).

Specifically, if Dr. Fischer’s employment is terminated without cause other than as a result of his death or disability or if he resigns for good reason within two years following a change in control, he is entitled to a lump sum severance payment equal to his monthly salary and average monthly bonus times 24, continued health and welfare benefits for a 24 month period and a pro-rata bonus for the termination year. In addition, his agreement provides for an excise tax gross-up payment, reimbursement of certain legal costs related to the enforcement of the agreement and the accelerated vesting of all unvested options at termination. Mr. Swirsky’s agreement provides him with the same benefits as Dr. Fischer’s agreement, except that his agreement provides for benefits for an 18 month period in lieu of a 24 month period.

In addition, pursuant to the change in control agreements, upon the death or disability of Dr. Fischer or Mr. Swirsky during such time each individual is entitled to any payments or benefits under the agreements, such payments and benefits are payable to Dr. Fischer’s or Mr. Swirsky’s heirs or estate, respectively. To the extent Dr. Fischer or Mr. Swirsky becomes entitled to benefits under the change in control agreements, the salary continuation agreement is superseded and they will not receive any benefit under that agreement.

Under the terms of the change in control agreements, “good reason” is defined as the occurrence of any of the following events without the consent of the executive in connection with a change of control, unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof which notice must be given within 90 days of the occurrence:

•	the assignment to the executive of any duties inconsistent in any material respect with the executive’s position, authority, duties or responsibilities, as they were immediately prior to a change in control;
•	the diminution in any material respect in the executive’s position, authority, duties or responsibilities as they were immediately prior to a change in control;
•	a reduction by the Company in the executive’s annual base salary;
•	a relocation of more than 35 miles from where the executive’s office or location was immediately prior to a change in control;

•	the failure to continue any compensation plan in which the executive participates, unless an equitable arrangement has been made, or the continuation of the plan under materially less favorable terms;
•	the failure by the Company to pay to the executive any deferred compensation when due under any deferred compensation plan or agreement applicable to the executive;
•	a material breach by the Company of the terms and provisions of the change in control agreement.

To constitute good reason for purposes of the change in control agreement, the termination by the executive must occur within two years following the initial occurrence of the event triggering the good reason.

Assuming a termination event had occurred on December 31, 2009 following a change of control, Dr. Fischer and Mr. Swirsky would have been entitled to the amounts set forth in the table below.

	Cash Severance Payments(1)	Continuation of Benefits(2)	Long-term Incentive Compensation(3)	Total
Paul H. Fischer, Ph.D.	$1,170,000	$31,394	$300,200	$1,501,594
Douglas J. Swirsky	$575,160	$29,638	$198,750	$803,548

(1)	Includes severance payment as specified in the executive officer’s change in control agreement and pro-rata bonus amount.
(2)	Includes the cost of medical, dental, life, accidental death and dismemberment and long-term disability insurance for the period specified in the change in control agreement.
(3)	The value set forth in this column is equal to the acceleration of outstanding unvested stock options at December 31, 2009, multiplied by the closing price of GenVec stock of $1.20 on December 31, 2009, the last trading day of the year, minus the exercise price of the options.

AUDIT COMMITTEE REPORT

The Board has established the Audit Committee in accordance with Section 3(a) (58) (A) of the Securities Exchange Act of 1934. The Board has adopted, and annually reviews, a written charter outlining the practices followed by the Audit Committee. The Audit Committee’s job is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with accepted accounting principles. The Company’s management is responsible for the preparation, presentation and integrity of the financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and performing an independent audit of financial statements in accordance with auditing standards accepted in the United States and for auditing management’s assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles.

In this context, during the fiscal year ended December 31, 2009, the Audit Committee has reviewed and discussed GenVec’s 2009 unaudited quarterly and December 31, 2009 audited financial statements with management and with KPMG LLP, the Company’s independent registered public accounting firm. The Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61. Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, regarding KPMG LLP’s communications with the Audit Committee concerning their independence and has discussed with KPMG LLP its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in GenVec’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of GenVec, Inc.:

Marc R. Schneebaum (Chairman)
Zola P. Horovitz, Ph.D.
Kevin M. Rooney

Dated: April 29, 2010

The Foregoing Audit Committee Report Shall Not Be Deemed To Be “Soliciting Material” Or To Be “Filed” With The Securities And Exchange Commission, Nor Shall Such Information Be Incorporated By Reference Into Any Past Or Future Filing Under The Securities Act Of 1933, As Amended, Or The Securities Exchange Act Of 1934, As Amended, Except To The Extent The Company Specifically Incorporates It By Reference Into Any Such Filing.

MATTERS CONCERNING THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by KPMG LLP, our independent registered public accounting firm. On an ongoing basis, management of GenVec defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of KPMG LLP. On a periodic basis, GenVec’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. In 2009, all fees paid to KPMG LLP were pre-approved pursuant to the Audit Committee’s policy. To ensure prompt handling of unexpected matters, the Audit Committee’s charter authorizes its Chairman to act on behalf of the Audit Committee in between regularly scheduled meetings, including pre-approving services provided by KPMG LLP. If the Chairman exercises this authority, he reports the action taken to the Audit Committee at its next regular meeting.

Principal Accountant Fees and Services

The following is a summary of the fees billed to GenVec by KPMG LLP for professional services rendered for the years ended December 31, 2009 and 2008:

Fee Category	2009	2008
Audit Fees	$362,025	$461,750
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$362,025	$461,750

Audit Fees

These fees consist of fees for professional services rendered for the audit of GenVec’s financial statements, review of the interim financial statements included in quarterly reports, and services in connection with statutory and regulatory filings.

Audit-Related Fees

These fees comprise assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above. GenVec did not incur such fees during 2009 or 2008.

Tax Fees

These fees comprise tax compliance and tax preparation assistance for state and federal filings; consultations concerning tax related matters and other tax compliance projects. GenVec did not incur such fees during 2009 or 2008.

All Other Fees

All other fees consist of fees not included in any other category. GenVec did not incur such fees during 2009 or 2008.

STOCKHOLDER PROPOSALS

The Annual Meeting of Stockholders for the year ending December 31, 2010 is expected to be held in June 2011 (the “Next Annual Meeting”). All proposals intended to be presented at the Next Annual Meeting must be received at the Company’s executive offices, which are located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878, Attention: Corporate Secretary, not later than January 5, 2011, to receive consideration for inclusion in the proxy statement and form of proxy related to that meeting.

Stockholder proposals to be voted upon at annual meetings of the stockholders, pursuant to the Company’s Amended and Restated Bylaws, must be delivered to the Corporate Secretary of the Company at the Company’s principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of the Company’s proxy materials for the preceding annual meeting of stockholders. Such proposals must comply with the requirements in the Company’s Amended and Restated Bylaws, including setting forth with particularity (i) the names and business addresses of the stockholder submitting such proposal and all persons (as such term is defined in Section 3(a)(9) of the 1934 Act) acting in concert with such stockholder; (ii) the names and addresses of such stockholder and the persons identified in clause (i), as they appear on the Company’s books (if they so appear); (iii) the class and number of shares of the Company beneficially owned by such stockholder and the persons identified in clause (i); (iv) a description of such proposal containing all material information relating thereto; and (v) such other information as the Board reasonably determines is necessary or appropriate to enable the Board and stockholders of the Company to consider such proposal.

OTHER MATTERS

The Board of Directors does not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

We are providing to each stockholder as of the record date a copy of our Annual Report on Form 10-K (including financial statements and schedules) concurrently with this Proxy Statement, except the exhibits to the Form 10-K. We will provide copies of these exhibits upon request by eligible stockholders, and we may impose a reasonable fee for providing such exhibits. Requests for copies of such exhibits or the amount of the fee payable should be mailed to our Corporate Secretary, GenVec, Inc., 65 West Watkins Mill Road, Gaithersburg, Maryland 20878. Our Annual Report on Form 10-K is not a part of these proxy soliciting materials.

DIRECTIONS TO ANNUAL MEETING

From I-495 (Capital Beltway)

•	Take I-270 North to Clopper Road (Exit 10). Turn right at light
•	At fifth traffic light, make a right onto West Watkins Mill Road
•	Go to the first stop sign and turn left
•	GenVec is second building on right — 65 West Watkins Mill Road

From Frederick, MD

•	Take I-270 South to Quince Orchard Road/Montgomery Village Avenue (Exit 11B)
•	Turn right at first traffic light onto Firstfield Road
•	At first traffic light, make a right onto Clopper Road
•	Turn right at second traffic light onto West Watkins Mill Road
•	Go to the first stop sign and turn left
•	GenVec is second building on right — 65 West Watkins Mill Road

By Order of the Board of Directors,
/s/ Douglas J. Swirsky Douglas J. Swirsky Chief Financial Officer, Treasurer & Corporate Secretary

ANNEX A

CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GENVEC, INC.

Under Section 242 of the General Corporation
Law of the State of Delaware

GENVEC, INC., a corporation duly organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify:

1.	The amendment set forth below to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) was duly adopted in accordance with Section 242 of the Delaware General Corporation Law, and was approved by the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon at the annual meeting of stockholders of the Corporation held on June 16, 2010.
2.	Article IV of the Certificate is amended by adding a second paragraph to Section 4.1 of Article IV as follows:

“Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Certificate of Incorporation pursuant to the Delaware General Corporation Law, each [two] [three] [four] [five] [six] [seven] shares of the Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.001 par value per share (the “New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by [two] [three] [four] [five] [six] [seven] shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock from the disposition of such fractional interest as provided below. The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests, (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale allocated and distributed among the holders of the fractional interests as their respective interests appear. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.”

Annex A-1

ANNEX B-1

Plan Amendment

GenVec, Inc.

Amendment to
GenVec, Inc. 2002 Stock Incentive Plan

The GenVec, Inc. 2002 Stock Incentive Plan (the “Plan”) is hereby amended as follows:

1.	Section 5.1 of the Plan is hereby amended in its entirety to read as follows:

Effective as of June 16, 2010 and subject to adjustment as provided in Section 9 hereof, the maximum number of Shares that may be issued under this Plan shall be increased to 16,700,000, (b) the maximum number of Shares with respect to which an Employee may be granted Awards under this Plan during a calendar year is 1,000,000 Shares, and (c) the maximum number of Shares that may be issued as Restricted Stock during a calendar year is 500,000 Shares.

2.	Except as amended above, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, GenVec, Inc. has executed this amendment to the Plan, as of this  day of , 2010.

GENVEC, INC.
By: Name: Title:

Annex B-1-1

ANNEX B-2

GenVec 2002 Stock Incentive Plan (Pre-Amendment)

GENVEC, INC.
2002 STOCK INCENTIVE PLAN

1. Definitions.  In this Plan, except where the context otherwise indicates, the following definitions shall apply:

1.1. “Affiliate” means a corporation, partnership, business trust, limited liability company or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or indirectly, and any other entity designated by the Committee in which the Company has a significant interest.

1.2. “Agreement” means a written agreement or other document evidencing an Award that shall be in such form as may be specified by the Committee and that may, but need not, be signed by a Participant, as determined by the Committee in its discretion.

1.3. “Award” means a grant of an Option or Restricted Stock.

1.4. “Board” means the Board of Directors of the Company.

1.5. “Code” means the Internal Revenue Code of 1986, as amended.

1.6. “Committee” means the Compensation Committee of the Board or such other committee(s), subcommittee(s) or person(s) appointed to administer this Plan or to make and/or administer specific Awards hereunder. If no such appointment is in effect at any time, “Committee” shall mean the Board.

1.7. “Common Stock” means the common stock, par value $.001 per share, of the Company.

1.8. “Company” means GenVec, Inc., and any successor thereto.

1.9. “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option in accordance with the terms of Section 7 hereof.

1.10. “Date of Grant” means the date on which an Award is granted under this Plan.

1.11. “Eligible Person” means any person who is (a) an Employee (b) hired to be an Employee, (c) a Non-Employee Director, or (d) a consultant or independent contractor to the Company or an Affiliate, as determined by the Committee.

1.12. “Employee” means any person determined by the Committee to be an employee of the Company or an Affiliate.

1.13. “Exercise Price” means the price per Share at which an Option may be exercised.

1.14. “Fair Market Value” means, unless otherwise determined by the Committee, if the Common Stock is traded on a securities exchange or quoted on an automated dealer quotation system, the last sale price for a Share, as of the relevant date, on such securities exchange or automated dealer quotation system as reported by such source as the Committee may select, or if the Common Stock is not traded on a securities exchange or automated dealer quotation system, an amount equal to the then fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose; provided, however, that, effective January 1, 2005, in the case of an Option, in all events shall Fair Market Value be determined pursuant to a method that complies with Section 409A of the Code.

1.15. “Incentive Stock Option” means an Option granted under this Plan that the Company designates as an incentive stock option under Section 422 of the Code.

1.16. “Non-Employee Director” means any member of the Company’s or an Affiliate’s Board of Directors who is not an Employee.

2002 Stock Incentive Plan as Amended January 16, 2008

Annex B-2-1

1.17. “Nonstatutory Stock Option” means an Option granted under this Plan that is not an Incentive Stock Option.

1.18. “Option” means an option to purchase Shares granted under this Plan in accordance with the terms of Section 6 hereof.

1.19. “Option Period” means the period during which an Option may be exercised.

1.20. “Participant” means an Eligible Person who has been granted an Award hereunder.

1.21. “Performance Goals” means performance goals established by the Committee which may be based on earnings or earnings growth, sales, return on assets, cash flow, total shareholder return, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, implementation or completion of one or more projects or transactions, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or the Company and one or more Affiliates, and may cover such period as may be specified by the Committee.

1.22. “Plan” means the GenVec, Inc. 2002 Stock Incentive Plan, as amended from time to time.

1.23. “Restricted Stock” means Shares granted under the Plan pursuant to the provisions of Section 8 hereof.

1.24. “Section 422 Employee” means an Employee who is employed by the Company or a “parent corporation” or “subsidiary corporation” (both as defined in Sections 424(e) and (f) of the Code) with respect to the Company.

1.25. “Share” means a share of Common Stock.

1.26. “Ten-Percent Stockholder” means a Section 422 Employee who (applying the rules of Section 424(d) of the Code) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a “parent corporation” or “subsidiary corporation” (both as defined in Sections 424(e) and (f) of the Code) with respect to the Company.

2. Purpose.  This Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Persons of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company and its Affiliates.

3. Administration.  The Committee shall administer this Plan and shall have plenary authority, in its discretion, to grant Awards to Eligible Persons, subject to the provisions of this Plan. The Committee shall have plenary authority and discretion, subject to the provisions of this Plan, to determine the Eligible Persons to whom Awards shall be granted, the terms (which terms need not be identical) of all Awards, including without limitation the Exercise Price of Options, the time or times at which Awards are granted, the number of Shares covered by Awards, whether an Option shall be an Incentive Stock Option or a Nonstatutory Stock Option, any exceptions to nontransferability, any Performance Goals applicable to Awards, any provisions relating to vesting, and the period during which Options may be exercised and Restricted Stock shall be subject to restrictions. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall have plenary authority to interpret the Plan and Agreements, prescribe, amend and rescind rules and regulations relating to them, and make all other determinations deemed necessary or advisable for the administration of this Plan and Awards granted hereunder. The determinations of the Committee on the matters referred to in this Section 3 hereof shall be binding and final.

4. Eligibility.  Awards may be granted only to Eligible Persons; provided, however, that, effective January 1, 2005, Options may only be granted to persons with respect to whom Shares constitute stock of the

2002 Stock Incentive Plan as Amended January 16, 2008

Annex B-2-2

service recipient (within the meaning of Section 409A of the Code) determined by applying a 50% ownership test for purposes of applying Sections 414(b) and (c) of the Code.

5. Stock Subject to Plan.

5.1. Subject to adjustment as provided in Section 9 hereof, (a) the maximum number of Shares that may be issued under this Plan is 11,580,000 Shares, (b) the maximum number of Shares with respect to which an Employee may be granted Awards under this Plan during a calendar year is 1,000,000 Shares, and (c) the maximum number of Shares that may be issued as Restricted Stock during a calendar year is 500,000 Shares.

5.2. If an Option expires or terminates for any reason without having been fully exercised or if shares of Restricted Stock are forfeited, then the unissued Shares that had been subject to the Award shall be available for the grant of additional Awards.

6. Options.

6.1. Options granted under this Plan to Eligible Persons shall be either Incentive Stock Options or Nonstatutory Stock Options, as designated by the Committee; provided, however, that Incentive Stock Options may only be granted to Eligible Persons who are Section 422 Employees on the Date of Grant. Each Option granted under this Plan shall be identified either as a Nonstatutory Stock Option or an Incentive Stock Option and shall be evidenced by an Agreement that specifies the terms and conditions of the Option. Options shall be subject to the terms and conditions set forth in this Section 6 hereof and such other terms and conditions not inconsistent with this Plan as the Committee may specify.

6.2. The Exercise Price of an Option granted under this Plan shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Date of Grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Employee who, on the Date of Grant is a Ten-Percent Shareholder, the Exercise Price shall not be less than one hundred and ten percent (110%) of the Fair Market Value of a share on the Date of Grant.

6.3. The Option Period shall be determined by the Committee and specifically set forth in the Agreement; provided, however, that an Option shall not be exercisable after ten (10) years (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) from its Date of Grant.

7. Exercise of Options.  An Option may, subject to the terms of the applicable Agreement evidencing the Option, be exercised in whole or in part by the delivery to the Company of a notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by (a) a full payment for the Shares with respect to which the Option is exercised or (b) irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the Option. To the extent provided in the applicable Agreement, payment may be made by delivery (including constructive delivery) of Shares (provided that such shares, if acquired pursuant to an option or other award granted hereunder or under any other compensation plan maintained by the Company or any Affiliate, have been held by the Participant for at least six (6) months) valued at Fair Market Value on the Date of Exercise.

8. Restricted Stock Awards.  Each grant of Restricted Stock under this Plan shall be subject to an Agreement specifying the terms and conditions of the Award. Restricted Stock granted under this Plan shall consist of Shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as may be determined by the Committee. Such terms and conditions may provide, in the discretion of the Committee, for the lapse of such transfer restrictions or forfeiture provisions to be contingent upon the achievement of one or more specified Performance Goals.

9. Capital Adjustments.  In the event of any change in the outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee may, in its discretion, provide for a substitution for or adjustment in (a) the number and class of shares subject to outstanding Awards, (b) the consideration to be received upon exercise or payment of an Award, (c) the Exercise Price of Options, (d) the aggregate number and class of shares for which Awards thereafter may be granted under this Plan, (e) the maximum number of Shares with respect to which an Employee may be granted Awards during the period specified in

2002 Stock Incentive Plan as Amended January 16, 2008

Annex B-2-3

Section 5.1(b) hereof, and (f) the maximum number of Shares which may be issued as Restricted Stock during the term of the Plan as specified in Section 5.1(c) hereof.

10. Termination or Amendment.  The Board may amend or terminate this Plan in any respect at any time; provided, however, that, after this Plan has been approved by the stockholders of the Company, no amendment or termination of this Plan shall be made by the Board without approval of (a) the Company’s stockholders to the extent stockholder approval of the amendment is required by applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, if any, and (b) each affected Participant if such amendment or termination would adversely affect such Participant’s rights or obligations under any Award granted prior to the date of such amendment or termination.

11. Modification, Substitution of Awards.

11.1. Subject to the terms and conditions of this Plan, the Committee may modify the terms of any outstanding Awards; provided, however, that (a) no modification of an Award shall, without the consent of the Participant, impair any of the Participant’s rights or obligations under such Award and (b) in no event may (i) an Option be modified to reduce the Exercise Price of the Option or (ii) an Option be cancelled or surrendered in consideration for the grant of a new Option with a lower Exercise Price.

11.2. Anything contained herein to the contrary notwithstanding, Awards may, at the discretion of the Committee, be granted under this Plan in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Affiliates. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate in order to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. Such substitute Awards granted hereunder shall not be counted toward the Share limit imposed by Section 5.1(b) hereof, except to the extent it is determined by the Committee that counting such Awards is required in order for Awards granted hereunder to be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

12. Foreign Employees.  Without amendment of this Plan, the Committee may grant Awards to Eligible Persons who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan. The Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or any of its Affiliates operate or have employees.

13. Stockholder Approval.  This Plan, and any amendments hereto requiring stockholder approval pursuant to Section 10 hereof, are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board.

14. Withholding.  The Company’s obligation to issue or deliver Shares or pay any amount pursuant to the terms of any Awards granted hereunder shall be subject to satisfaction of applicable federal, state and local tax withholding requirements. To the extent provided in the applicable Agreement and in accordance with rules prescribed by the Committee, a Participant may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (a) tendering a cash payment, (b) authorizing the Company to withhold Shares otherwise issuable to the Participant, or (c) delivering to the Company already-owned and unencumbered Shares.

15. Term of Plan.  Unless sooner terminated by the Board pursuant to Section 10, this Plan shall terminate on the date that is ten (10) years after the earlier of that date that the Plan is adopted by the Board or approved by the Company’s stockholders, and no Awards may be granted after such date. The termination of this Plan shall not affect the validity of any Awards outstanding on the date of termination.

16. Indemnification of Committee.  In addition to such other rights of indemnification as they may have as members of the Board or Committee, members of the Committee shall be indemnified by the Company

2002 Stock Incentive Plan as Amended January 16, 2008

Annex B-2-4

against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

17. General Provisions.

17.1. The establishment of this Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in this Plan. Participation in this Plan shall not give an Eligible Person any right to be retained in the service of the Company or any Affiliate.

17.2. Neither the adoption of this Plan nor its submission to the Company’s stockholders shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, or other awards otherwise than under this Plan, or to adopt other stock option, restricted stock, or other plans, or to impose any requirement of stockholder approval upon the same.

17.3. The interests of any Eligible Person under this Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except to the extent provided in an Agreement.

17.4. This Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware.

17.5. The Committee may require each person acquiring Shares pursuant to Awards granted hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend, which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions.

17.6. The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards granted under this Plan, or record any person as a holder of record of such Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies deemed necessary by the Committee, and without complying to the Board’s or Committee’s complete satisfaction, with all rules and regulations, under federal, state or local law deemed applicable by the Committee.

17.7. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or automated dealer quotation system on which the Shares are traded.

17.8 In order to preserve an Eligible Person’s rights under this Plan in the event of a change in control of the Company (as defined by the Committee), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or realization of an Award, (ii) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (iii) make any other provision as the Committee may consider equitable or in the best interests of the Company.

17.9 Effective January 1, 2005 and notwithstanding any other provision of this Plan to the contrary, to the extent any Award (or modification of an Award) under this Plan results in the deferral of compensation (for purposes of Section 409A of the Code), the terms and conditions of the Award shall comply with Section 409A of the Code.

2002 Stock Incentive Plan as Amended January 16, 2008

Annex B-2-5

Annual Meeting Proxy Card

The Board of Directors recommends a vote “FOR” each of the nominees in Proposal 1 and “FOR” Proposal 2, 3, and 4:

1.	To elect two (2) directors to the Company’s Board of Directors, each to serve for a term of three-years or until a successor has been qualified and elected:

☐ For All Nominees	☐ Withhold For All Nominees	☐ For All Except (see instruction below)

Nominees:

o	Zola P. Horovitz, Ph.D.
o	William N. Kelley, M.D.

Instruction:

To withhold authority to vote for any individual nominee, mark “For All Except” and fill in the circle next to the nominee for whom you wish to withhold authority.

2.	To authorize the Board of Directors, in its discretion, to amend GenVec, Inc.’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its outstanding common stock at a ratio of (i) one-for-two, (ii) one-for-three, (iii) one-for-four, (iv) one-for-five, (v) one-for-six, or (vi) one-for-seven, without further approval of the stockholders of GenVec, Inc.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To approve an increase to the number of shares of common stock available for issuance under GenVec, Inc.’s 2002 Stock Incentive Plan by 5,120,000, from 11,580,000 to 16,700,000

FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To ratify the appointment of KPMG LLP as GenVec’s independent registered public accounting firm for the year ending December 31, 2010.

FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Mark this box with an X if you have made comments below. ☐

Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

PROXY – GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, MD 20878

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 16, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul H. Fischer and Douglas J. Swirsky, and each of them individually, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of GenVec, Inc., a Delaware corporation (“GenVec”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of GenVec to be held on Wednesday, June 16, 2010, at 9:00 a.m., local time, at the Company’s headquarters at 65 West Watkins Mill Road, Gaithersburg, MD 20878 (the “Annual Meeting”).

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2, 3 and 4.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Continued and to be dated and signed on reverse side.